Item 15.  Exhibits and Financial Statement Schedules

(a)	Index to Financial Statements and Financial Statement Schedules
The following consolidated financial statements and financial statement schedules of Select Income REIT are included on the pages indicated:

Report of Independent Registered Public Accounting Firm
To the Trustees and Shareholders of Select Income REIT
We have audited the accompanying consolidated balance sheets of Select Income REIT (the ‘‘Company’’) as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2016. Our audits also included the financial statement schedules listed in the Index at Item 15(a). These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 16, 2017 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Boston, Massachusetts
February 16, 2017

SELECT INCOME REIT
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	December 31,
	2016	2015
ASSETS
Real estate properties:
Land	$1,038,686	$1,036,425
Buildings and improvements	3,103,734	3,083,243
	4,142,420	4,119,668
Accumulated depreciation	(242,628)	(164,779)
	3,899,792	3,954,889
Acquired real estate leases, net	506,298	566,195
Cash and cash equivalents	22,127	17,876
Restricted cash	44	1,171
Rents receivable, including straight line rents of $117,008 and $92,264, respectively, net of allowance for doubtful accounts of $873 and $464, respectively	124,089	99,307
Deferred leasing costs, net	10,051	7,221
Other assets, net	77,281	37,686
Total assets	$4,639,682	$4,684,345

LIABILITIES AND SHAREHOLDERS' EQUITY
Unsecured revolving credit facility	$327,000	$303,000
Unsecured term loan, net	348,373	347,876
Senior unsecured notes, net	1,430,300	1,426,025
Mortgage notes payable, net	245,643	286,706
Accounts payable and other liabilities	101,605	105,403
Assumed real estate lease obligations, net	77,622	86,495
Rents collected in advance	18,815	16,295
Security deposits	11,887	11,845
Due to related persons	4,475	3,740
Total liabilities	2,565,720	2,587,385

Commitments and contingencies

Shareholders' equity:
Common shares of beneficial interest, $.01 par value: 125,000,000 shares authorized; 89,427,869 and 89,374,029 shares issued and outstanding, respectively	894	894
Additional paid in capital	2,179,669	2,178,477
Cumulative net income	441,307	324,986
Cumulative other comprehensive income (loss)	20,472	(19,587)
Cumulative common distributions	(568,380)	(387,810)
Total shareholders' equity	2,073,962	2,096,960
Total liabilities and shareholders' equity	$4,639,682	$4,684,345

See accompanying notes.

SELECT INCOME REIT
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(amounts in thousands, except per share data)

	Year Ended December 31,
	2016	2015	2014

REVENUES:
Rental income	$387,015	$364,139	$189,743
Tenant reimbursements and other income	74,992	64,226	32,937
Total revenues	462,007	428,365	222,680

EXPENSES:
Real estate taxes	42,879	37,460	22,202
Other operating expenses	52,957	41,953	18,597
Depreciation and amortization	133,762	122,906	41,054
Acquisition related costs	306	21,987	7,348
General and administrative	28,602	25,859	14,881
Loss on asset impairment	5,484	—	—
Total expenses	263,990	250,165	104,082

Operating income	198,017	178,200	118,598

Dividend income	1,268	1,666	—
Interest expense (including net amortization of debt issuance costs, premiums and discounts of $5,508, $5,100 and $1,579, respectively)	(82,620)	(73,885)	(12,974)
(Loss) gain on early extinguishment of debt	—	(6,845)	243
Loss on distribution to common shareholders of The RMR Group Inc. common stock	—	(23,717)	—
Income before income tax expense, equity in earnings of an investee and gain on sale of property	116,665	75,419	105,867
Income tax expense	(448)	(515)	(175)
Equity in earnings of an investee	137	20	87
Income before gain on sale of property	116,354	74,924	105,779
Gain on sale of property	—	—	116
Net income	116,354	74,924	105,895
Net income allocated to noncontrolling interest	(33)	(176)	—
Net income attributed to SIR	116,321	74,748	105,895

Other comprehensive income (loss):
Unrealized gain (loss) on investment in available for sale securities	39,814	(19,820)	—
Unrealized gain on interest rate swap	93	276	—
Equity in unrealized gain (loss) of an investee	152	(20)	2
Other comprehensive income (loss)	40,059	(19,564)	2
Comprehensive income	156,413	55,360	105,897
Comprehensive income allocated to noncontrolling interest	(33)	(176)	—
Comprehensive income attributed to SIR	$156,380	$55,184	$105,897

Weighted average common shares outstanding - basic	89,304	86,699	55,964
Weighted average common shares outstanding - diluted	89,324	86,708	56,035

Net income attributed to SIR per common share - basic and diluted	$1.30	$0.86	$1.89

See accompanying notes.

SELECT INCOME REIT
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(dollars in thousands)

					Cumulative
	Number of		Additional	Cumulative	Other	Cumulative
	Common	Common	Paid In	Net	Comprehensive	Common
	Shares	Shares	Capital	Income	Income (Loss)	Distributions	Total
Balance at December 31, 2013	49,829,541	$498	$1,160,894	$144,343	$(25)	$(107,019)	$1,198,691
Net income	—	—	—	105,895	—	—	105,895
Issuance of shares, net	10,066,209	101	279,111	—	—	—	279,212
Share grants	64,000	1	1,031	—	—	—	1,032
Other comprehensive income	—	—	—	—	2	—	2
Distributions to common shareholders	—	—	—	—	—	(104,385)	(104,385)
Balance at December 31, 2014	59,959,750	600	1,441,036	250,238	(23)	(211,404)	1,480,447
Net income and other equity adjustments	—	—	(662)	74,748	—	—	74,086
Issuance of shares, net	29,356,800	293	737,338	—	—	—	737,631
Share grants	65,100	1	895	—	—	—	896
Share repurchases	(6,851)	—	(130)	—	—	—	(130)
Forfeited share grants	(770)	—	—	—	—	—	—
Other comprehensive loss	—	—	—	—	(19,564)	—	(19,564)
Distributions to common shareholders	—	—	—	—	—	(157,597)	(157,597)
Distribution to common shareholders of The RMR Group Inc. common stock	—	—	—	—	—	(18,809)	(18,809)
Balance at December 31, 2015	89,374,029	894	2,178,477	324,986	(19,587)	(387,810)	2,096,960
Net income	—	—	—	116,321	—	—	116,321
Share grants	65,900	—	1,523	—	—	—	1,523
Share repurchases	(12,060)	—	(331)	—	—	—	(331)
Other comprehensive income	—	—	—	—	40,059	—	40,059
Distributions to common shareholders	—	—	—	—	—	(180,570)	(180,570)
Balance at December 31, 2016	89,427,869	$894	$2,179,669	$441,307	$20,472	$(568,380)	$2,073,962

See accompanying notes.

SELECT INCOME REIT
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Year Ended December 31,
	2016	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$116,354	$74,924	$105,895
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	78,151	72,448	27,122
Net amortization of debt issuance costs, premiums and discounts	5,508	5,100	1,579
Amortization of acquired real estate leases and assumed real estate lease obligations	52,691	46,059	12,852
Amortization of deferred leasing costs	1,413	1,058	956
Provision for losses on rents receivable	496	(463)	844
Straight line rental income	(24,744)	(27,370)	(16,038)
Loss on asset impairment	5,484	—	—
Loss (gain) on early extinguishment of debt	—	6,845	(243)
Loss on distribution to common shareholders of The RMR Group Inc. common stock	—	23,717	—
Gain on sale of property	—	—	(116)
Other non-cash expenses, net	(607)	484	2,061
Equity in earnings of an investee	(137)	(20)	(87)
Change in assets and liabilities:
Restricted cash	1,127	16	—
Rents receivable	(534)	1,265	2,144
Deferred leasing costs	(4,485)	(1,888)	(1,464)
Other assets	(883)	(1,772)	(200)
Accounts payable and other liabilities	(572)	28,287	(1,594)
Rents collected in advance	2,520	(3,587)	1,051
Security deposits	42	436	1,989
Due to related persons	735	2,234	(8)
Net cash provided by operating activities	232,559	227,773	136,743

CASH FLOWS FROM INVESTING ACTIVITIES:
Real estate acquisitions and deposits	(18,046)	(2,179,621)	(223,205)
Real estate improvements	(8,862)	(3,797)	(2,175)
Proceeds from sale of properties, net	—	501,668	116
Investment in Affiliates Insurance Company	—	—	(825)
Investment in The RMR Group Inc.	—	(19,219)	—
Net cash used in investing activities	(26,908)	(1,700,969)	(226,089)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common shares, net	—	—	277,329
Proceeds from issuance of senior unsecured notes, net	—	1,433,694	—
Proceeds from borrowings	205,000	1,819,000	281,000
Payments of borrowings	(221,525)	(1,593,245)	(370,731)
Debt issuance costs	—	(23,761)	(388)
Distributions to common shareholders	(180,570)	(157,597)	(104,385)
Repurchase of common shares	(331)	(130)	—
Purchase of noncontrolling interest	(3,908)	—	—
Distributions to noncontrolling interest	(66)	(393)	—
Net cash (used in) provided by financing activities	(201,400)	1,477,568	82,825

Increase (decrease) in cash and cash equivalents	4,251	4,372	(6,521)
Cash and cash equivalents at beginning of period	17,876	13,504	20,025
Cash and cash equivalents at end of period	$22,127	$17,876	$13,504

See accompanying notes.

SELECT INCOME REIT
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(dollars in thousands)

	Year Ended December 31,
	2016	2015	2014
SUPPLEMENTAL DISCLOSURES:
Interest paid	$76,930	$45,078	$11,598
Income taxes paid	$428	$293	$92

NON-CASH INVESTING ACTIVITIES:
Real estate and investment acquired by issuance of shares	$—	$(736,740)	$—
Real estate acquired by assumption of mortgage notes payable	$—	$(297,698)	$—
Real estate sold by assumption of mortgage notes payable	$—	$29,955	$—
Working capital assumed	$—	$(13,333)	$—

NON-CASH FINANCING ACTIVITIES:
Assumption of mortgage notes payable	$—	$297,698	$—
Mortgage notes payable assumed in real estate sale	$—	$(29,955)	$—
Issuance of SIR common shares	$—	$736,740	$—
Distribution to common shareholders of The RMR Group Inc. common stock	$—	$(18,809)	$—

See accompanying notes.

SELECT INCOME REIT
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share data)
Note 1. Organization
Select Income REIT, or SIR, we, us or our, was organized as a real estate investment trust, or REIT, under Maryland law on December 19, 2011 as a wholly owned subsidiary of Equity Commonwealth, or EQC, to primarily own and invest in single tenant, net leased properties. On February 16, 2012, we acquired 100% ownership of 30 initial properties (251 buildings, leasable land parcels and easements), or the Initial Properties, by means of a contribution from EQC to one of our subsidiaries. On March 12, 2012, we completed our initial public offering and we became a separate publicly owned company.
As of December 31, 2016, we owned 121 properties (362 buildings, leasable land parcels and easements) with a total of approximately 44,813,000 rentable square feet.
Note 2. Summary of Significant Accounting Policies
Basis of Presentation. These consolidated financial statements include our accounts and the accounts of our subsidiaries, which are 100% owned or controlled directly or indirectly by us. The portion of a consolidated subsidiary that is not controlled by us, or the noncontrolling interest, is presented as a liability in our consolidated balance sheet and separately as net income allocated to noncontrolling interest in our consolidated statements of comprehensive income. See Note 8 for further information regarding a property we owned pursuant to a joint venture. All intercompany transactions and balances with or among our consolidated subsidiaries have been eliminated.
Real Estate Properties. We record our properties at cost, and we calculate depreciation on real estate investments on a straight line basis over estimated useful lives generally ranging from seven to 40 years. EQC estimated the purchase price allocations and the useful lives of our Initial Properties and we estimate the purchase price allocations and the useful lives of our other properties. In some circumstances, we engage independent real estate appraisal firms to provide market information and evaluations which are relevant to our purchase price allocations and determinations of useful lives; however, we are ultimately responsible for the purchase price allocations and determinations of useful lives.
We allocate the purchase prices of our properties to land, building and improvements based on determinations of the fair values of these assets assuming the properties are vacant. We determine the fair value of each property using methods similar to those used by independent appraisers. For properties qualifying as acquired businesses under The Financial Accounting Standards Board, or FASB, Accounting Standards Codification 805, Business Combinations, we allocate a portion of the purchase price to above market and below market leases based on the present value (using an interest rate which reflects the risks associated with acquired in place leases at the time each property was acquired by us) of the difference, if any, between (i) the contractual amounts to be paid pursuant to the acquired in place leases and (ii) our estimates of fair market lease rates for the corresponding leases, measured over a period equal to the terms of the respective leases. The terms of below market leases that include bargain renewal options, if any, are further adjusted if we determine that renewal to be probable. We allocate a portion of the purchase price to acquired in place leases and tenant relationships based upon market estimates to lease up the property based on the leases in place at the time of purchase. In making these allocations, we considered factors such as estimated carrying costs during the expected lease up periods, including real estate taxes, insurance and other operating income and expenses and costs, such as leasing commissions, legal and other related expenses, to execute similar leases in current market conditions at the time a property was acquired by us. We allocate this aggregate value between acquired in place lease values and tenant relationships based on our evaluation of the specific characteristics of each tenant’s lease. However, we have not separated the value of tenant relationships from the value of acquired in place leases because such value and related amortization expense is immaterial to the accompanying consolidated financial statements. If the value of tenant relationships becomes material in the future, we may separately allocate those amounts and amortize the allocated amount over the estimated life of the relationships.
We amortize capitalized above market lease values (included in acquired real estate leases in our consolidated balance sheets) and below market lease values (presented as assumed real estate lease obligations in our consolidated balance sheets) as a reduction or increase, respectively, to rental income over the terms of the associated leases. Such amortization resulted in changes to rental income of $1,732, $3,430 and $196 during the years ended December 31, 2016, 2015 and 2014, respectively. We amortize the value of acquired in place leases (included in acquired real estate leases in our consolidated balance sheets), exclusive of the value of above market and below market acquired in place leases, or Lease Origination Value, over the terms of the associated leases. Such amortization, which is included in depreciation and amortization expense, totaled $54,422,

$49,489 and $13,048 during the years ended December 31, 2016, 2015 and 2014, respectively. If a lease is terminated prior to its stated expiration, we write off the unamortized amounts relating to that lease.
At December 31, 2016 and 2015, our acquired real estate leases and assumed real estate lease obligations were as follows:

	December 31,
	2016	2015
Acquired real estate leases:
Capitalized above market lease values	$100,746	$101,446
Less: accumulated amortization	(28,611)	(22,577)
Capitalized above market lease values, net	72,135	78,869

Lease Origination Value	563,898	568,109
Less: accumulated amortization	(129,735)	(80,783)
Lease Origination Value, net	434,163	487,326
Acquired real estate leases, net	$506,298	$566,195

Assumed real estate lease obligations:
Capitalized below market lease values	$107,375	$108,038
Less: accumulated amortization	(29,753)	(21,543)
Assumed real estate lease obligations, net	$77,622	$86,495
As of December 31, 2016, the weighted average amortization periods for capitalized above market lease values, Lease Origination Value and capitalized below market lease values were 12.6 years, 9.4 years, and 11.0 years, respectively.  Future amortization of net intangible acquired real estate lease assets and liabilities to be recognized over the current terms of the associated leases as of December 31, 2016 are estimated to be $52,102 in 2017, $51,167 in 2018, $48,707 in 2019, $47,986 in 2020, $47,334 in 2021 and $181,380 thereafter.
We recognize impairment losses on real estate investments when indicators of impairment are present and the estimated undiscounted cash flow from our real estate investments is less than the carrying amount of such real estate investments. Impairment indicators may include declining tenant occupancy, lack of progress releasing vacant space, tenant bankruptcies, low long term prospects for improvement in property performance, weak or declining tenant profitability, cash flow or liquidity, our decision to dispose of an asset before the end of its estimated useful life and legislative, market or industry changes that could permanently reduce the value of a property. We review our properties for impairment quarterly, or whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. If indicators of impairment are present, we evaluate the carrying value of the related property by comparing it to the expected future undiscounted cash flows expected to be generated from that property. If the sum of these expected future undiscounted cash flows is less than the carrying value, we reduce the net carrying value of the property to its estimated fair value. The determination of undiscounted cash flow includes consideration of many factors including income to be earned from the investment, holding costs (exclusive of interest), estimated selling prices, and prevailing economic and market conditions. As of December 31, 2016, we recorded a loss on asset impairment of $5,484 to reduce the carrying value of one vacant property located in Maynard, MA to its estimated fair value. See Note 7 for further information.
We believe some of our properties may contain asbestos. We believe any asbestos on our properties is contained in accordance with applicable laws and regulations and we have no current plans to remove it. If we removed the asbestos or demolished the affected properties, certain environmental regulations specify the manner in which the asbestos must be removed and we could incur substantial costs complying with such regulations. Due to the uncertainty of the timing and amount of costs we may incur, we cannot reasonably estimate the fair value and we have not recognized a liability in our financial statements for these costs. Certain of our industrial lands in Hawaii may require environmental remediation, especially if the use of those lands is changed; however, we do not have any present plans to change the use of those lands or to undertake this environmental cleanup. In general, we do not have any insurance designated to limit any losses that we may incur as a result of known or unknown environmental conditions which are not caused by an insured event, such as, for example, fire or flood, although some of our tenants may maintain such insurance. However, as of both December 31, 2016 and 2015, accrued environmental remediation costs of $8,160 were included in accounts payable and other liabilities in our consolidated balance sheets. These accrued environmental remediation costs relate to maintenance of our properties for current uses, and, because of the indeterminable timing of the remediation, these amounts have not been discounted to present value. Although we do not believe that there are environmental conditions at any of our properties that will have a material adverse effect on us, we cannot be sure that such conditions or costs are not present in our properties or that other costs we incur to remediate contamination will not have a material adverse effect on our business or financial condition. Charges for environmental remediation costs are included in other operating expenses in our consolidated statements of comprehensive income.
Cash and Cash Equivalents. We consider highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents.
Restricted Cash. Restricted cash consists of amounts escrowed for future real estate taxes, insurance, leasing costs, capital expenditures and debt service, as required by certain of our mortgage debts.
Deferred Leasing Costs. Deferred leasing costs include capitalized brokerage, legal and other fees associated with the successful negotiation of leases, which are amortized to depreciation and amortization expense on a straight line basis over the terms of the respective leases. Deferred leasing costs totaled $13,987 and $10,243 at December 31, 2016 and 2015, respectively, and accumulated amortization of deferred leasing costs totaled $3,936 and $3,022 at December 31, 2016 and 2015, respectively. Included in deferred leasing costs at December 31, 2016, is $61 of estimated costs associated with leases under negotiation. Future amortization of deferred leasing costs to be recognized during the current terms of our existing leases as of December 31, 2016, are estimated to be $1,371 in 2017, $1,278 in 2018, $1,177 in 2019, $1,089 in 2020, $890 in 2021 and $4,185 thereafter.
Debt Issuance Costs. Debt issuance costs include capitalized issuance or assumption costs related to borrowings, which are amortized to interest expense over the terms of the respective loans. Debt issuance costs, net of accumulated amortization, for our revolving credit facility are included in other assets in our consolidated balance sheets. Debt issuance costs, net of accumulated amortization, for our unsecured term loan, senior unsecured notes and mortgage notes payable are presented as a direct deduction from the associated debt liability in our consolidated balance sheets. As of December 31, 2016 and 2015, debt issuance costs for our revolving credit facility were $5,910 and $5,910, respectively, and accumulated amortization of debt issuance costs for our revolving credit facility were $2,751 and $1,360, respectively. As of December 31, 2016 and 2015, debt issuance costs, net of accumulated amortization, for our unsecured term loan, senior unsecured notes and mortgage notes payable were $1,627, $7,538 and $17, respectively. Future amortization of debt issuance costs to be recognized with respect to our loans as of December 31, 2016, are estimated to be $3,925 in 2017, $3,261 in 2018, $2,243 in 2019, $912 in 2020, $753 in 2021 and $1,247 thereafter.
Available for sale securities. As of December 31, 2016, we own 1,586,836 shares of class A common stock of The RMR Group Inc., or RMR Inc. Our investment in RMR Inc. is classified as an available for sale security. Available for sale securities are recorded at fair value based on their quoted market price at the end of the reporting period. Unrealized gains and losses on available for sale securities are recorded as a component of cumulative other comprehensive income (loss) in shareholders’ equity. As further described in Note 13, we initially acquired 3,166,891 shares of class A common stock of RMR Inc. on June 5, 2015 for cash and share consideration of $35,954. We concluded, for accounting purposes, that the cash and share consideration we paid for our investment in these shares represented a discount to the fair value of these shares. We initially accounted for this investment under the cost method of accounting and recorded this investment at its estimated fair value of $81,850 as of June 5, 2015 using Level 3 inputs, as defined in the fair value hierarchy under U.S. generally accepted accounting principles, or GAAP. As a result, we recorded a liability for the amount by which the estimated fair value of these shares exceeded the price we paid for these shares. This liability is included in accounts payable and other liabilities in our consolidated balance sheets. A part of this liability is being amortized on a straight line basis through December 31, 2035 as an allocated reduction to our business management and property management fee expense. We amortized $2,230 and $1,268 of this liability during the years ended December 31, 2016 and 2015, respectively. These amounts are included in the net business management and property management fee amounts for such periods. As of December 31, 2016, the remaining unamortized amount of this liability was $42,400.
We evaluate our investments in available for sale securities to determine if a decline in the fair value below our carrying value is other than temporary. We consider the severity and the duration of the decline, and our ability and intent to hold the investment until recovery when making this assessment. If a decline in fair value is determined to be other than temporary, an impairment loss equal to the difference between the investment’s carrying value and its fair value is recognized in earnings.

Other Assets. Other assets consist primarily of deposits on potential acquisitions, our investments in RMR Inc. and Affiliates Insurance Company, or AIC, debt issuance costs on our revolving credit facility, prepaid real estate taxes and other prepaid expenses. We account for our investment in AIC using the equity method of accounting. Significant influence is present through common representation on the boards of trustees or directors of us and AIC. Our Managing Trustees own ABP Trust, which is the controlling shareholder of RMR Inc. RMR Inc. is the managing member of our manager, The RMR Group LLC, or RMR LLC. Our Managing Trustees are also directors and officers of RMR Inc. and officers of RMR LLC. RMR LLC also provides management and administrative services to AIC, and each of our Trustees is a director of AIC. See Notes 7 and 13 for further information regarding our investments in RMR Inc. and AIC.
We evaluate our equity method investments to determine if there are any events or circumstances (impairment indicators) that are likely to have a significant adverse effect on the fair value of the investment. Fair value estimates consider all available financial information related to the investee. Examples of such impairment indicators include, but are not limited to: a significant deterioration in earnings performance; a significant adverse change in the regulatory or economic environment of an investee; or a significant doubt about an investee’s ability to continue as a going concern. If an impairment indicator is identified, an estimate of the fair value of the investment is compared to its carrying value. If the fair value of the investment is less than its carrying value, a determination is made as to whether the related impairment is other than temporary. For other than temporary impairments, an impairment loss equal to the difference between the investment’s carrying value and its fair value is recognized in earnings to adjust the basis of the investment to its fair value.
Derivative Instruments and Hedging Activities. We account for our derivative instruments at fair value. Accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative instrument and the designation of the derivative instrument. The change in fair value of the effective portion of the derivative instrument that is not designated as a hedge or that does not meet the hedge accounting criteria are recorded as a gain or loss to operations.
Revenue Recognition. Rental income from operating leases is recognized on a straight line basis over the lives of lease agreements. We defer the recognition of contingent rental income, such as percentage rents, until the specific targets that trigger the contingent rental income are achieved. Contingent rental income recognized for the years ended December 31, 2016, 2015 and 2014, totaled $846, $1,468 and $1,270, respectively. Tenant reimbursements and other income include property level operating expenses and capital expenditures reimbursed by our tenants as well as other incidental revenues. Certain tenants are obligated to pay directly their obligations under their leases for insurance, real estate taxes and certain other expenses. These costs, which have been assumed by the tenants under the terms of their respective leases, are not reflected in our consolidated financial statements. To the extent any tenant responsible for these costs under their respective lease defaults on its lease or it is deemed probable that the tenant will fail to pay for such costs, we would record a liability for such obligation.
Allowance for Doubtful Accounts. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability or unwillingness of certain tenants to make payments required under their leases. The computation of the allowance is based on the tenants’ payment histories and current credit profiles, as well as other considerations.
Income Taxes. We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, and, accordingly, we generally will not be subject to federal income taxes provided we distribute our taxable income and meet certain other requirements to qualify as a REIT. We are, however, subject to certain state and local taxes.
Cumulative Other Comprehensive Income (Loss). Cumulative other comprehensive income (loss) consists of unrealized gains and losses related to our investments in RMR Inc. and AIC and changes in the fair value of our interest rate derivative.
Use of Estimates. Preparation of these financial statements in conformity with GAAP requires us to make estimates and assumptions that may affect the amounts reported in these consolidated financial statements and related notes. The actual results could differ from these estimates. Significant estimates in the consolidated financial statements include the allowance for doubtful accounts, purchase price allocations, useful lives of fixed assets and the assessments of the carrying values and impairments of long lived assets.
Net Income Per Common Share. We calculate basic earnings per common share by dividing net income attributed to SIR by the weighted average number of common shares outstanding during the period. We calculate diluted net income per share using the more dilutive of the two class method or the treasury stock method.
New Accounting Pronouncements. On January 1, 2016, we adopted FASB Accounting Standards Update, or ASU, No. 2015-02, Consolidation. Among other things, this update changed how an entity determines the primary beneficiary of a variable interest entity. The implementation of this update did not have an impact in our consolidated financial statements.

On January 1, 2016, we adopted FASB ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, which requires debt issuance costs to be presented in the balance sheet as a direct deduction from the associated debt liability, and FASB ASU No. 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements – Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting, which addresses the presentation of debt issuance costs related to line of credit arrangements. The implementation of these updates resulted in the reclassification of certain of our capitalized debt issuance costs as an offset to the associated debt liability in our consolidated balance sheets. The classification of capitalized debt issuance costs related to our unsecured revolving credit facility remains unchanged in accordance with ASU No. 2015-15. As of December 31, 2015, debt issuance costs related to our unsecured term loan, senior unsecured notes and mortgage notes payable of $2,124, $9,607 and $41, respectively, were reclassified from assets to an offset to the associated debt liability in our consolidated balance sheet.
On January 1, 2016, we adopted FASB ASU No. 2015-16, Simplifying the Accounting for Measurement-Period Adjustments, which eliminates the requirement for an acquirer in a business combination to account for measurement period adjustments retrospectively. Instead, acquirers must recognize measurement period adjustments during the period in which they determine the amounts, including the effect on earnings of any amounts they would have recorded in previous periods if the accounting had been completed at the acquisition date. The implementation of this update did not have an impact in our consolidated financial statements.
In December 2016, we adopted FASB ASU No. 2014-15, Presentation of Financial Statements - Going Concern: Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This update requires an entity to evaluate whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the financial statements are available to be issued when applicable) and to provide related footnote disclosures in certain circumstances. The implementation of this update did not have an impact in our consolidated financial statements.
In 2014, the FASB issued ASU No. 2014-09, Revenue From Contracts With Customers, which outlines a comprehensive model for entities to use in accounting for revenue arising from contracts with customers. ASU No. 2014-09 states that “an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.” While ASU No. 2014-09 specifically references contracts with customers, it may apply to certain other transactions such as the sale of real estate or equipment. In 2015, the FASB provided for a one-year deferral of the effective date for ASU No. 2014-09, which is now effective for us beginning January 1, 2018. A substantial portion of our revenue consists of rental income from leasing arrangements, which is specifically excluded from ASU No. 2014-09. We are continuing to evaluate ASU No. 2014-09 (and related clarifying guidance issued by the FASB); however, we do not expect its adoption to have a significant impact on the timing of our revenue recognition in our consolidated financial statements.
In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which changes how entities measure certain equity investments and present changes in the fair value of financial liabilities measured under the fair value option that are attributable to their own credit. This update is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted subject to certain conditions. Currently, changes in fair value of these investments are recorded through other comprehensive income. ASU No. 2016-01 states that these changes will be recorded through earnings. We are continuing to evaluate this guidance, but we expect the implementation of this guidance will affect how changes in the fair value of available for sale securities we hold are presented in our consolidated financial statements.
In February 2016, the FASB issued ASU No. 2016-02, Leases, which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). ASU No. 2016-02 requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase of the leased asset by the lessee. This classification will determine whether the lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right of use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales type leases, direct financing leases and operating leases. ASU No. 2016-02 is effective for reporting periods beginning after December 15, 2018, with early adoption permitted. We are currently assessing the potential impact the adoption of ASU No. 2016-02 will have in our consolidated financial statements.
In March 2016, the FASB issued ASU No. 2016-09, Compensation - Stock Compensation, which identifies areas for simplification involving several aspects of accounting for share based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, an option to recognize gross stock compensation expense with actual forfeitures recognized as they occur, as well as certain classifications on the statement of cash flows. ASU No. 2016-09 is effective for reporting periods beginning after December 31, 2016. We do not expect the adoption of ASU No. 2016-09 to have a material impact in our consolidated financial statements.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires that entities use a new forward looking “expected loss” model that generally will result in the earlier recognition of allowance for credit losses. The measurement of expected credit losses is based upon historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. ASU No. 2016-13 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. We are currently assessing the potential impact the adoption of ASU No. 2016-13 will have in our consolidated financial statements.
In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which clarifies how companies present and classify certain cash receipts and cash payments in the statement of cash flows. ASU No. 2016-15 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. We are currently assessing the potential impact the adoption of ASU No. 2016-15 will have in our consolidated financial statements.
In November 2016, the FASB issued ASU No. 2016-18, Restricted Cash, which clarifies how companies should present restricted cash and restricted cash equivalents. Companies will show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows. The new standard requires a reconciliation of the totals in the statement of cash flows to the related captions in the balance sheet. ASU No. 2016-18 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. We are currently assessing the potential impact the adoption of ASU No. 2016-18 will have in our consolidated financial statements.
In January 2017, the FASB issued ASU No. 2017-01, Clarifying the Definition of a Business, which provides additional guidance on evaluating whether transactions should be accounted for as an acquisition (or disposal) of assets or of businesses. The update defines three requirements for a set of assets and activities (collectively referred to as a “set”) to be considered a business: inputs, processes and outputs. We are currently assessing the impact of the update; however, subsequent to adoption we believe certain acquisitions which under previous guidance would have been accounted for as business combinations may now be accounted for as acquisitions of assets. In an acquisition of assets, certain acquisition costs may be capitalized as opposed to recognized as expense under business combination guidance. ASU No. 2017-01 is effective for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. This update will be applied prospectively to any transactions occurring within the period of adoption.
Note 3. Real Estate Properties
As of December 31, 2016, we owned 121 properties (362 buildings, leasable land parcels and easements) with approximately 44,813,000 rentable square feet.
2016 and 2017 Acquisitions:
On February 29, 2016, we acquired a joint venture interest in an office building containing approximately 344,000 square feet located in Duluth, GA. We paid $3,908 for this 11.0% ownership interest. Following this acquisition, we own 100% of this office building. See Note 8 for more information regarding this joint venture arrangement, our acquisition of the 11.0% interest and certain resulting accounting.
During the year ended December 31, 2016, we also acquired two properties (two buildings) located in Huntsville, AL and Richmond, VA with a combined 107,657 rentable square feet for an aggregate purchase price of $17,960, excluding acquisition related costs. The Huntsville, AL acquisition was accounted for as an acquisition of assets and the Richmond, VA acquisition was accounted for as a business combination. We allocated the purchase prices of these acquisitions based on the estimated fair values of the acquired assets and assumed liabilities as follows:

							Acquired
		Properties/	Square	Purchase		Building and	Real Estate
Date	Location	Buildings	Feet	Price (1)	Land	Improvements	Leases
July 2016	Huntsville, AL (2)	1 / 1	57,420	$10,200	$1,652	$8,548	$—
October 2016	Richmond, VA	1 / 1	50,237	7,760	1,270	4,824	1,666
		2 / 2	107,657	$17,960	$2,922	$13,372	$1,666

(1)	Purchase price excludes acquisition related costs.

(2)
This property was acquired and simultaneously leased back to the seller. We accounted for this acquisition as an acquisition of assets and capitalized acquisition related costs of $86 related to this transaction.

On January 13, 2017, we acquired a land parcel adjacent to one our properties located in McAlester, OK for $226, excluding acquisition related costs. We currently intend to develop an expansion of the adjacent property we own for an existing tenant on this acquired property.
On December 29, 2016, we entered an agreement to acquire a single tenant, net leased office property located in Tampa, FL with approximately 133,000 rentable square feet for a purchase price of $14,300, excluding acquisition related costs. This pending acquisition is subject to closing conditions; accordingly, we cannot be sure that we will acquire this property, that the acquisition will not be delayed or that the terms will not change.
2015 Acquisitions and Dispositions:
On January 29, 2015, we completed our acquisition of Cole Corporate Income Trust, Inc., a Maryland corporation, or CCIT, pursuant to the Agreement and Plan of Merger, dated as of August 30, 2014, as amended, or the Merger Agreement, by and among us, SC Merger Sub LLC, a Maryland limited liability company and our wholly owned subsidiary, or SIR Merger Sub, and CCIT. At the effective time on January 29, 2015, CCIT merged with and into SIR Merger Sub, and the separate corporate existence of CCIT ceased, with SIR Merger Sub surviving as our wholly owned subsidiary, or the CCIT Merger.
At the effective time of the CCIT Merger, we acquired CCIT’s full property portfolio which included 64 office and industrial net leased properties (73 buildings), or the 64 CCIT Properties, as well as 23 healthcare properties which we sold concurrently to Senior Housing Properties Trust, or SNH. The total consideration for our acquisition of CCIT’s full portfolio was $2,990,210, including the assumption of $297,698 of mortgage debt principal (of which $29,955 was assumed by SNH in our sale of the healthcare properties to SNH) and excluding acquisition related costs. Pursuant to the terms of the Merger Agreement, we paid $1,245,321 in cash and issued 28,439,111 of our common shares at a value of $25.20 per share, or an aggregate of $716,666, to former holders of CCIT common stock. Concurrently with the entry into the merger agreement for the CCIT Merger, on August 30, 2014, we, a wholly owned subsidiary of ours and SNH, entered into a purchase and sale agreement and joint escrow instructions for our sale to SNH of entities owning 23 healthcare properties, or the CCIT MOBs, that were to be acquired by us in the CCIT Merger. Pursuant to this purchase and sale agreement, on January 29, 2015, concurrently with the closing of the CCIT Merger, we sold to SNH the CCIT MOBs for $531,923, including a purchase price adjustment of $7,677 and SNH's assumption of $29,955 of mortgage debt, but excluding working capital. In April 2015, we paid $1,316 to SNH to settle certain working capital activity for the CCIT MOBs as of the sale date. The following tables summarize the total consideration, the estimated fair values of the assets acquired and liabilities assumed in the CCIT Merger and the net purchase price after the completion of our sale of the 23 healthcare properties to SNH:

Total Purchase Price (excluding acquisition costs):
Aggregate share consideration	$716,666
Assumed working capital	(3,794)
Assumed mortgage principal	297,698
Non-cash portion of purchase price	1,010,570
Cash consideration paid to former holders of CCIT common stock	1,245,321
CCIT shareholders distribution, debt and loan assumption costs paid at closing	734,319
Cash portion of purchase price	1,979,640
Gross purchase price	$2,990,210

Purchase Price Allocation:
Land	$315,352
Buildings and improvements	2,260,870
Acquired real estate leases	492,997
Cash	17,127
Restricted cash	1,145
Rents receivable	4,354
Other assets	565
Total assets	3,092,410
Mortgage notes payable (1)	(299,710)
Fair value of derivative instrument (2)	(1,779)
Accounts payable and accrued expenses	(8,142)
Assumed real estate lease obligations	(71,701)
Rents collected in advance	(10,194)
Security deposits	(1,061)
Amount allocated to noncontrolling interest	(3,517)
Net assets acquired	2,696,306
Assumed working capital	(3,794)
Assumed principal balance of debt	297,698
Gross purchase price	$2,990,210

Reconciliation to Net Purchase Price (excluding acquisition costs):
Gross purchase price	$2,990,210
Proceeds from properties sold to SNH	(501,668)
Mortgage principal assumed by SNH, including loan assumption costs of $300 (3)	(30,255)
Net purchase price	$2,458,287

(1)	Includes the fair value adjustment totaling $2,012 on $297,698 of mortgage principal assumed in connection with the CCIT Merger.

(2)	Represents the fair value of an interest rate swap agreement relating to a $41,000 mortgage note assumed in connection with the CCIT Merger.

(3)	Excludes the fair value adjustment totaling $1,073.
In accordance with GAAP, we accounted for the CCIT Merger as a business combination with SIR treated as the acquirer of CCIT for accounting purposes. Under business combination accounting rules, the assets acquired and liabilities assumed were recorded as of the acquisition date, at their respective estimated fair value, and added to those of SIR. We allocated the purchase price of this acquisition based on the estimated fair values of the acquired assets and liabilities assumed in a manner consistent with our purchase price allocation accounting policy described in Note 2. We engaged an independent real estate consulting firm to assist us with determining the purchase price allocations and to provide market information and evaluations which are relevant to purchase price allocations and determinations of useful lives. As of the date acquired, the weighted average amortization periods for capitalized above market lease values, Lease Origination Value and capitalized below market lease values were 10.2 years, 11.4 years and 12.3 years, respectively.

On June 29, 2016, we received an assessment from the State of Washington for real estate excise tax, interest and penalties of $2,837 on certain properties we acquired in connection with our acquisition of CCIT, in January 2015. We believe we are not liable for this tax and are disputing the assessment. As of December 31, 2016, we have not recorded a loss related to this matter.
During the year ended December 31, 2015, in addition to the 64 CCIT Properties, we also acquired four properties (six buildings) with a combined 890,904 rentable square feet and an ancillary land parcel adjacent to one of our existing properties for an aggregate purchase price of $217,100, excluding acquisition related costs. We accounted for these acquisitions as business combinations and allocated the purchase prices of these acquisitions based on the estimated fair value of the acquired assets and assumed liabilities as follows:

								Assumed
							Acquired	Real Estate	Other
		Properties/	Square	Purchase		Building and	Real Estate	Lease	Assumed
Date	Location	Buildings	Feet	Price (1)	Land	Improvements	Leases	Obligations	Liabilities
April 2015	Phoenix, AZ	1 / 1	106,397	$16,850	$2,490	$10,799	$3,649	$(78)	$(10)
April 2015	Birmingham, AL	—	—	2,000	2,000	—	—	—	—
July 2015	Richmond, VA	1 / 3	88,890	12,750	2,401	7,289	3,060	—	—
July 2015	Kansas City, MO	1 / 1	595,607	153,500	4,263	73,891	75,346	—	—
November 2015	Parsippany, NJ	1 / 1	100,010	32,000	4,188	14,919	12,893	—	—
		4 / 6	890,904	$217,100	$15,342	$106,898	$94,948	$(78)	$(10)

(1)	Purchase price excludes acquisition related costs.
2016 Tenant Improvements and Leasing Costs:
We committed $13,638 for expenditures related to tenant improvements and leasing costs for approximately 1,978,000 square feet of leases executed during 2016. Committed but unspent tenant related obligations based on existing leases as of December 31, 2016, were $23,390.
Future Minimum Lease Payments:
The future minimum lease payments scheduled to be received by us during the current terms of our leases as of December 31, 2016 are as follows:

Minimum
Lease
Year	Payment
2017	$364,448
2018	366,853
2019	361,265
2020	360,368
2021	359,542
Thereafter	2,208,525
$4,021,001
Pro Forma Information (Unaudited):
The following table presents our pro forma results of operations for the year ended December 31, 2015 as if the CCIT Merger and the related financing activities described above and in Note 6, had occurred on January 1, 2015. In addition to the 64 CCIT Properties, this pro forma data also includes four additional properties (six buildings) we acquired during 2015 for an aggregate purchase price of $215,100, excluding acquisition related costs. This pro forma data is not necessarily indicative of what our actual results of operations would have been for the period presented, nor does it represent the results of operations for any future period. Differences could result from numerous factors, including future changes in our portfolio of investments, changes in interest rates, changes in our capital structure, changes in net property level operating expenses, changes in property level revenues, including rents expected to be received from our existing leases or leases we entered into during 2016 and may enter into during and after 2017, and for other reasons.

Year Ended
December 31,
2015
Total revenues	$458,430
Net income attributed to SIR	$99,094
Net income attributed to SIR per share	$1.11

During the year ended December 31, 2015, we recognized revenues of $215,585 and operating income of $77,558 arising from our 2015 acquisitions.
Note 4. Tenant Concentration and Segment Information
We operate in one business segment: ownership of properties that include buildings and leased industrial lands that are primarily net leased to single tenants. During the periods presented in this report, no single one of our tenants accounted for more than 10% of our total revenues. A “net leased property” or a property being “net leased” means that the building or land lease requires the tenant to pay rent and pay, or reimburse us, for all, or substantially all, property level operating expenses and capital expenditures, such as real estate taxes, insurance, utilities, maintenance and repairs, other than, in certain circumstances, roof and structural element related expenditures; however, in some instances, tenants reimburse us for all expenses in excess of certain amounts included in the stated rent. We define a single tenant leased building or land parcel as a building or land parcel with at least 90% of its rentable square footage leased to one tenant. Our buildings and lands are primarily leased to single tenants; however, we also own some multi-tenant buildings on the island of Oahu, HI, and one mainland multi-tenant office property. For the years ended December 31, 2016, 2015 and 2014, approximately 19.8%, 21.0% and 38.2%, respectively, of total revenues was from 11 properties (229 buildings, leasable land parcels and easements) with a combined approximately 17,778,000 rentable square feet that we own on Oahu, HI.
Note 5. Derivatives and Hedging Activities
We are exposed to certain risks relating to our ongoing business operations, including the effect of changes in interest rates. We use derivative instruments to manage only a part of our interest rate risk. We have an interest rate swap agreement to manage our interest rate risk exposure on a $41,000 mortgage note due 2020, with interest payable at a rate equal to a spread over LIBOR. We assumed this mortgage note and related interest rate swap agreement in connection with the CCIT Merger.
We record all derivatives on our balance sheet at fair value. The following table summarizes the terms of our outstanding interest rate swap agreement, which we designate as a cash flow hedge:

Fair Value
		Notional				of Liability
		Amount as of	Interest	Effective	Maturity	as of
	Balance Sheet Location	December 31, 2016	Rate (1)	Date	Date	December 31, 2016
Interest Rate Swap	Accounts Payable and Other Liabilities	$41,000	4.16%	1/29/2015	8/3/2020	$820

(1)	The interest rate consists of the underlying index swapped to a fixed rate and the applicable interest rate spread.
The table below presents the effects of our interest rate derivative on our consolidated statements of comprehensive income for the years ended December 31, 2016 and 2015:

	Year Ended December 31,
	2016	2015
Amount of gain (loss) recognized in cumulative
other comprehensive income (effective portion)	$(284)	$61
Amount of gain reclassified from cumulative
other comprehensive income into
interest expense (effective portion)	$377	$215
We may enter into additional interest rate swaps or hedge agreements to manage some of our interest rate risk associated with other floating rate borrowings.
Note 6. Indebtedness
At December 31, 2016 and 2015, our outstanding indebtedness consisted of the following:

	December 31,
	2016	2015
Revolving credit facility, due in 2019	$327,000	$303,000
Term loan, due in 2020	350,000	350,000
Senior unsecured notes, 2.85%, due in 2018	350,000	350,000
Senior unsecured notes, 3.60%, due in 2020	400,000	400,000
Senior unsecured notes, 4.15%, due in 2022	300,000	300,000
Senior unsecured notes, 4.50%, due in 2025	400,000	400,000
Mortgage note payable, LIBOR plus 160 bps (1) (2)	—	40,233
Mortgage note payable, 5.950%, due in 2017 (1)	17,498	17,755
Mortgage note payable, 4.50%, due in 2019 (1) (3)	1,984	2,000
Mortgage note payable, 4.50%, due in 2019 (1) (3)	2,381	2,400
Mortgage note payable, 3.87%, due in 2020 (1) (3)	12,360	12,360
Mortgage note payable, 4.16%, due in 2020 (1) (4)	41,000	41,000
Mortgage note payable, 3.99%, due in 2020 (1) (3)	48,750	48,750
Mortgage note payable, 3.55%, due in 2023 (1) (3)	71,000	71,000
Mortgage note payable, 3.70%, due in 2023 (1) (3)	50,000	50,000
	2,371,973	2,388,498
Unamortized debt issuance costs, premiums and discounts	(20,657)	(24,891)
	$2,351,316	$2,363,607

(1)
We assumed all of these mortgage notes in connection with our acquisition of certain properties. The stated interest rates for these mortgage debts are the contractually stated rates; we recorded the assumed mortgages at estimated fair value on the date of acquisition, and we amortize the fair value premiums to interest expense over the respective terms of the mortgage notes to reduce interest expense to the estimated market interest rates as of the date of acquisition.

(2)	This mortgage note was repaid at par in November 2016.

(3)
In connection with the CCIT Merger, we assumed these fixed rate mortgage notes with an aggregate principal balance of $186,510. We recorded these mortgage notes at their estimated fair value aggregating $187,449 on the date of acquisition.

(4)
This mortgage note was assumed in connection with the CCIT Merger. Interest on this mortgage note is payable at a rate equal to a premium over LIBOR but has been fixed by a cash flow hedge which sets the rate at approximately 4.16% until August 3, 2020, which is the maturity date of the mortgage note.

On January 9, 2015, we replaced our then existing $750,000 unsecured revolving credit facility and $350,000 unsecured term loan with a new credit agreement providing $1,100,000 in aggregate borrowing availability, or the credit agreement. The credit agreement replaced our prior revolving credit facility maturing on March 11, 2016 with a new $750,000 unsecured revolving credit facility that has a maturity date of March 29, 2019, interest payable on borrowings of LIBOR plus 105 basis points and a facility fee of 20 basis points per annum, based on the total amount of lending commitments. Both the interest rate premium and the facility fee for the revolving credit facility are subject to adjustment based on changes to our credit ratings. Upon the payment of an extension fee and meeting other conditions, we have the option to extend the maturity date of the revolving credit facility to March 29, 2020. As of December 31, 2016 and 2015, the annual interest rate payable on borrowings under our revolving credit facility was 1.76% and 1.44%, respectively. The weighted average annual interest rate for borrowings under our revolving credit facility was 1.49%, 1.25% and 1.45% for the years ended December 31, 2016, 2015 and 2014, respectively. We can borrow, repay and reborrow funds available under our revolving credit facility until maturity, and no principal repayment is due until maturity. As of December 31, 2016 and February 14, 2017, we had $327,000 and $332,000, respectively, outstanding under our revolving credit facility and $423,000 and $418,000, respectively, available to borrow under our revolving credit facility.
The credit agreement also replaced our prior term loan maturing on July 11, 2017 with a new $350,000 unsecured term loan that has a maturity date of March 31, 2020 and interest payable on the amount outstanding of LIBOR plus 115 basis points. The interest rate premium for the term loan is subject to adjustment based on changes to our credit ratings. As of December 31, 2016 and 2015, the annual interest rate payable for the amount outstanding under our term loan was 1.77% and 1.39%, respectively. The weighted average annual interest rate for the amount outstanding under our term loan was 1.63%, 1.34% and 1.69% for the years ended December 31, 2016, 2015 and 2014, respectively.
In addition, the credit agreement governing our revolving credit facility and term loan includes a feature under which the maximum aggregate borrowing availability under the revolving credit facility and the term loan may be increased to up to $2,200,000 on a combined basis under certain circumstances.
In connection with the closing of the CCIT Merger, we entered into a bridge loan agreement with a group of institutional lenders pursuant to which we obtained a 364-day $1,000,000 senior unsecured bridge loan, which had a maturity date of January 28, 2016, bore interest at LIBOR plus 140 basis points (subject to adjustment based on changes to our credit ratings), and was prepayable in whole or in part at any time. On February 3, 2015, we repaid in full the $1,000,000 senior unsecured bridge loan and reduced amounts then outstanding on our revolving credit facility with net proceeds from an underwritten public offering of $1,450,000 aggregate principal amount of senior unsecured notes, which included: $350,000 aggregate principal amount of 2.85% senior unsecured notes due 2018; $400,000 aggregate principal amount of 3.60% senior unsecured notes due 2020; $300,000 aggregate principal amount of 4.15% senior unsecured notes due 2022; and $400,000 aggregate principal amount of 4.50% senior unsecured notes due 2025. We also assumed eight mortgage notes associated with properties that we acquired in the CCIT Merger with an aggregate principal amount of $267,743, net of mortgage notes related to properties sold to SNH.
The credit agreement and our senior unsecured notes indenture and its supplement provide for acceleration of payment of all amounts due thereunder upon the occurrence and continuation of certain events of default, such as, in the case of our credit agreement, a change of control of us, which includes RMR LLC ceasing to act as our business manager and property manager. Our senior unsecured notes indenture and its supplement and our credit agreement also contain a number of covenants, including covenants that restrict our ability to incur debts or to make distributions under certain circumstances, and generally require us to maintain certain financial ratios. We believe we were in compliance with the terms and conditions of the respective covenants under our senior unsecured notes indenture and its supplement and our credit agreement at December 31, 2016.
During the year ended December 31, 2015, we recognized a loss on early extinguishment of debt aggregating $6,845 from the write off of unamortized debt issuance costs related to the repayment and termination of the bridge loan that was entered in connection with the CCIT Merger, our prior revolving credit facility and our prior term loan.
At December 31, 2016, eight of our properties (11 buildings) with a net book value of $393,569 had secured mortgage notes we assumed in connection with our acquisition of those properties. The aggregate principal amount outstanding under these mortgage notes as of December 31, 2016, was $244,973. These mortgage notes are non-recourse, subject to certain limited exceptions and do not contain any material financial covenants.

The required principal payments due during the next five years and thereafter under all our outstanding debt as of December 31, 2016 are as follows:

	Principal
Year	Payment
2017	$17,571
2018	350,304
2019	331,926
2020	851,172
2021	—
Thereafter	821,000
	$2,371,973	(1)

(1)	Total debt outstanding as of December 31, 2016, including unamortized debt issuance costs, premiums and discounts was $2,351,316.
Note 7. Fair Value of Assets and Liabilities
The table below presents certain of our assets and liabilities measured at fair value at December 31, 2016, categorized by the level of inputs, as defined in the fair value hierarchy under GAAP, used in the valuation of each asset and liability:

		Fair Value at Reporting Date Using
		Quoted Prices in		Significant
		Active Markets for	Significant Other	Unobservable
		Identical Assets	Observable Inputs	Inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)
Recurring Fair Value Measurements:
Assets:
Investment in RMR Inc. (1)	$62,680	$62,680	$—	$—

Liabilities:
Interest rate swap (2)	$(820)	$—	$(820)	$—

Non-Recurring Fair Value Measurements:
Assets:
Real estate properties (3)	$18,000	$—	$—	$18,000

(1)
Our 1,586,836 shares of class A common stock of RMR Inc., which are included in other assets in our consolidated balance sheets, are reported at fair value which is based on quoted market prices (Level 1 inputs). Our historical cost basis for these shares is $42,686. The unrealized gain of $19,994 for these shares as of December 31, 2016 is included in cumulative other comprehensive income in our consolidated balance sheets.

(2)
As discussed in Note 5, we assumed an interest rate swap agreement on a $41,000 mortgage note assumed in connection with the CCIT Merger. This interest rate swap agreement is carried at fair value and is included in accounts payable and other liabilities in our consolidated balance sheets and is valued using Level 2 inputs. The fair value of this instrument is determined using interest rate pricing models. Considerable judgment is necessary to develop estimated fair values of financial assets and liabilities. Accordingly, the estimate presented in the table above is not necessarily indicative of the amount for which we could be liable upon extinguishment of the liability.

(3)
As of December 31, 2016, we recorded a loss on asset impairment of $5,484 to reduce the carrying value of one vacant property located in Maynard, MA from $23,484 to its estimated fair value of $18,000. We estimated the fair value of this property with a direct capitalization approach utilizing market specific assumptions.

In addition to the assets and liability described in the table above, our financial instruments include cash and cash equivalents, restricted cash, rents receivable, a revolving credit facility, a term loan, senior unsecured notes, mortgage notes payable, accounts payable, rents collected in advance, security deposits and amounts due to related persons. At December 31, 2016 and 2015, the fair value of our financial instruments approximated their carrying values in our consolidated financial statements, due to their short term nature or variable interest rates, except as follows:

	At December 31, 2016		At December 31, 2015
	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value
Senior unsecured notes, due 2018 at 2.85%	$348,667	$352,074	$347,448	$353,063
Senior unsecured notes, due 2020 at 3.60%	$395,955	$400,656	$394,712	$402,984
Senior unsecured notes, due 2022 at 4.15%	$295,301	$297,186	$294,471	$293,373
Senior unsecured notes, due 2025 at 4.50%	$390,377	$387,030	$389,394	$386,000
Mortgage notes payable	$245,643	$243,845	$246,473	$242,435
We estimate the fair value of our senior unsecured notes using an average of the bid and ask prices of the notes as of the measurement date (Level 2 inputs). We estimate the fair value of our mortgage notes payable using discounted cash flow analyses and currently prevailing market rates as of the measurement date (Level 3 inputs). Because Level 3 inputs are unobservable, our estimated fair value may differ materially from the actual fair value.
Note 8. Noncontrolling Interest
One of the properties acquired in connection with the CCIT Merger was owned pursuant to a joint venture arrangement. The joint venture was formed by CCIT on December 19, 2013 to own and manage an office building with approximately 344,000 square feet in Duluth, GA. Pursuant to the joint venture agreement, the joint venture partner had the right to exercise an option after two years which required us to purchase the remaining 11.0% ownership interest of the joint venture partner at fair market value. Upon the closing of the CCIT Merger, we determined that we had a controlling interest in this joint venture and therefore met the GAAP requirements for consolidation under the voting model. We initially recorded the noncontrolling interest in this joint venture at its acquisition date fair value of $3,517 and classified it as temporary equity due to the redemption option existing outside of our control. The portion of the joint venture’s net income and comprehensive income not allocated to us, or $33 and $176 for the years ended December 31, 2016 and 2015, respectively, is reported as noncontrolling interest in our consolidated statements of comprehensive income.
On February 29, 2016, we acquired the 11.0% ownership interest of our joint venture partner for $3,908. As a result, for periods from and after that date, there is no longer a noncontrolling interest with respect to this office building and we now own 100% of this property.
Note 9. Shareholders’ Equity
Share Awards:
We have common shares available for issuance under the terms of our equity compensation plan adopted in 2012, or the 2012 Plan. As described in Note 13, we granted restricted common shares to our officers and certain other employees of RMR LLC in 2016, 2015 and 2014. We also granted each of our Trustees 2,500 restricted common shares with an aggregate value of $303 ($61 per Trustee), 2,500 restricted common shares with an aggregate value of $287 ($57 per Trustee) and 2,500 restricted common shares with an aggregate value of $385 ($77 per Trustee) in 2016, 2015 and 2014, respectively, as part of their annual compensation. The values of the share grants were based upon the closing price of our common shares trading on the New York Stock Exchange, or NYSE, through June 30, 2016, and on The NASDAQ Stock Market LLC, or Nasdaq, beginning on July 1, 2016, on the dates of grants. The common shares granted to our Trustees vested immediately. The common shares granted to our officers and certain other employees of RMR LLC vest in five equal annual installments beginning on the date of grant. We include the value of granted shares in general and administrative expenses ratably over the vesting period. These unvested shares are re-measured at fair value on a recurring basis using quoted market prices of the underlying shares.
A summary of shares granted, vested and forfeited under the terms of the 2012 Plan for the years ended December 31, 2016, 2015 and 2014 is as follows:

		Weighted
		Average
	Number	Grant Date
	of Shares	Fair Value
Unvested shares at December 31, 2013	42,543	$24.79

2014 Activity:
Granted	64,000	$26.64
Vested	(36,694)	$27.39
Unvested shares at December 31, 2014	69,849	$25.29

2015 Activity:
Granted	65,100	$19.36
Vested	(44,929)	$19.94
Forfeited	(770)	$22.38
Unvested shares at December 31, 2015	89,250	$22.11

2016 Activity:
Granted	65,900	$25.80
Vested	(58,090)	$25.89
Unvested shares at December 31, 2016	97,060	$23.65
The 97,060 unvested shares as of December 31, 2016 are scheduled to vest as follows: 36,100 shares in 2017, 29,780 shares in 2018, 20,500 shares in 2019 and 10,680 in 2020. As of December 31, 2016, the estimated future compensation expense for the unvested shares was approximately $2,446 based on the closing share price of our common shares on December 31, 2016 of $25.20. The weighted average period over which the compensation expense will be recorded is approximately 22 months. During the years ended December 31, 2016, 2015 and 2014, we recorded $1,623, $935 and $984, respectively, of compensation expense related to our 2012 Plan.
At December 31, 2016, 2,745,140 common shares remain available for issuance under the 2012 Plan.
2016 Share Purchases:
On September 26, 2016 and September 30, 2016, we purchased an aggregate of 11,017 and 1,043, respectively, of our common shares valued at $27.64 and $26.90 per common share, respectively, the closing price of our common shares on Nasdaq on those days, from certain of our officers and other employees of RMR LLC in satisfaction of tax withholding and payment obligations in connection with the vesting of awards of restricted common shares.
2015 Share Issuances and Purchases:
In connection with the CCIT Merger in January 2015, we issued 28,439,111 of our common shares to former holders of CCIT common stock.
On June 5, 2015, we issued 880,000 of our common shares in connection with our acquisition of an interest in RMR Inc., as further described in Note 13.
On September 24, 2015, we purchased an aggregate of 6,851 of our common shares valued at $19.04 per common share, the closing price of our common shares on the NYSE on that day, from certain of our officers and other employees of RMR LLC in satisfaction of tax withholding and payment obligations in connection with the vesting of awards of restricted common shares.
During the year ended December 31, 2015, we issued 37,689 of our common shares to RMR LLC as part of the business management fees payable by us under our business management agreement. See Note 12 for further information regarding this agreement.
Distributions:
During the years ended December 31, 2016 and 2015, we paid distributions on our common shares as follows:

Declaration	Record	Paid	Distributions		Total
Date	Date	Date	Per Share		Distributions
1/11/2016	1/22/2016	2/23/2016	$0.5000		$44,709
4/13/2016	4/25/2016	5/19/2016	0.5000		44,687
7/12/2016	7/22/2016	8/18/2016	0.5100		45,587
10/11/2016	10/21/2016	11/17/2016	0.5100		45,587
			$2.0200		$180,570

1/12/2015	1/23/2015	2/24/2015	$0.4800		$28,782
1/16/2015	1/28/2015	2/27/2015	0.1493	(1)	8,953
4/13/2015	4/24/2015	5/21/2015	0.3444	(2)	30,511
7/13/2015	7/24/2015	8/20/2015	0.5000		44,664
10/12/2015	10/23/2015	11/19/2015	0.5000		44,687
11/16/2015	11/27/2015	12/14/2015	0.2100	(3)	18,809
			$2.1837		$176,406

(1)
This prorated distribution was calculated based upon our then historical quarterly dividend rate ($0.48 per share per quarter) for the period from January 1, 2015 to January 28, 2015, its payment was conditioned upon the closing of the CCIT Merger and it was intended to permit us to align the two companies’ distributions for the first quarter of 2015.

(2)
This prorated distribution was calculated based on a quarterly distribution rate of $0.50 per share for the period from and including January 29, 2015 (the effective date of the CCIT Merger) through March 31, 2015.

(3)
As described in Note 13, on December 14, 2015, we distributed 1,580,055 shares, or 0.0177 of a share for each of our common shares, of RMR Inc. shares of class A common stock we owned to our shareholders as a special distribution. The difference between the cost basis and fair value of those shares on the date of distribution of $23,717 was recorded as a loss on distribution to common shareholders of RMR Inc. common stock in our consolidated statements of comprehensive income.

Distributions per share paid or payable by us to our common shareholders for the years ended December 31, 2016, 2015 and 2014 were $2.02, $2.1837 and $1.90, respectively. The distribution of shares of class A common stock of RMR Inc. described above resulted in a taxable in-kind distribution of $0.21 for each of our common shares. The characterization of our distributions for 2016 was 62.72% ordinary income, 0.70% qualified dividend and 36.58% return of capital, for 2015 was 54.33% ordinary income, 39.77% capital gain, 4.96% unrecaptured Section 1250 gain and 0.94% qualified dividend, and for 2014 was 98.64% ordinary income and 1.36% return of capital.
On January 13, 2017, we declared a regular quarterly distribution of $0.51 per common share, or approximately $45,600, to shareholders of record on January 23, 2017. We expect to pay this distribution on or about February 21, 2017.

Note 10. Cumulative Other Comprehensive Income (Loss)
The following tables present changes in the amounts we recognized in cumulative other comprehensive income (loss) by component for the years ended December 31, 2016, 2015 and 2014:

	Unrealized Gain (Loss)	Unrealized	Equity in
	on Investment in	Gains	Unrealized Gain
	Available for	on Derivative	(Loss) of an
	Sale Securities	Instruments (1)	Investee (2)	Total
Balance at December 31, 2013	$—	$—	$(25)	$(25)

Other comprehensive income before reclassifications	—	—	45	45
Amounts reclassified from cumulative other comprehensive income to net income	—	—	(43)	(43)
Net current period other comprehensive income	—	—	2	2
Balance at December 31, 2014	—	—	(23)	(23)

Other comprehensive income (loss) before reclassifications	(19,820)	61	(99)	(19,858)
Amounts reclassified from cumulative other comprehensive income (loss) to net income	—	215	79	294
Net current period other comprehensive income (loss)	(19,820)	276	(20)	(19,564)
Balance at December 31, 2015	(19,820)	276	(43)	(19,587)

Other comprehensive income (loss) before reclassifications	39,814	(284)	152	39,682
Amounts reclassified from cumulative other comprehensive income (loss) to net income	—	377	—	377
Net current period other comprehensive income	39,814	93	152	40,059
Balance at December 31, 2016	$19,994	$369	$109	$20,472

(1)	Amounts reclassified from cumulative other comprehensive income is included in interest expense in our consolidated statements of comprehensive income.

(2)	Amounts reclassified from cumulative other comprehensive income (loss) is included in equity in earnings of an investee in our consolidated statements of comprehensive income.
Note 11. Weighted Average Common Shares
We calculate basic earnings per common share by dividing net income attributed to SIR by the weighted average number of common shares outstanding during the period. We calculate diluted earnings per common share by using the more dilutive of the two class method or the treasury stock method. Unvested share awards and other potentially dilutive common shares, and the related impact on earnings, are considered when calculating diluted earnings per share. The following table provides a reconciliation of the weighted average number of common shares used in the calculation of basic and diluted earnings per share (in thousands):

	Year Ended December 31,
	2016	2015	2014
Weighted average common shares for basic earnings per share	89,304	86,699	55,964
Effect of dilutive securities: unvested share awards	20	9	71
Weighted average common shares for diluted earnings per share	89,324	86,708	56,035

Note 12. Business and Property Management Agreements with RMR LLC
We have no employees. The personnel and various services we require to operate our business are provided to us by RMR LLC. We have two agreements with RMR LLC to provide management services to us: (1) a business management agreement, which relates to our business generally, and (2) a property management agreement, which relates to our property level operations. See Note 13 for further information regarding our relationship, agreements and transactions with RMR LLC.
Fees. Our management agreements with RMR LLC provide for an annual base management fee, an annual incentive management fee and property management and construction supervision fees, payable in cash:

•	Base Management Fee. The annual base management fee payable to RMR LLC by us for each applicable period is equal to the lesser of:

◦
the sum of (a) 0.5% of the average aggregate historical cost of the real estate assets acquired from a REIT to which RMR LLC provided business management or property management services, or the Transferred Assets, plus (b) 0.7% of the average aggregate historical cost of our real estate investments excluding the Transferred Assets up to $250,000, plus (c) 0.5% of the average aggregate historical cost of our real estate investments excluding the Transferred Assets exceeding $250,000; and

◦
the sum of (a) 0.7% of the average closing price per share of our common shares on the applicable stock exchange on which such shares are principally traded, during such period, multiplied by the average number of our common shares outstanding during such period, plus the daily weighted average of the aggregate liquidation preference of each class of our preferred shares outstanding during such period, plus the daily weighted average of the aggregate principal amount of our consolidated indebtedness during such period, or, together, our Average Market Capitalization, up to $250,000, plus (b) 0.5% of our Average Market Capitalization exceeding $250,000.

The average aggregate historical cost of our real estate investments includes our consolidated assets invested, directly or indirectly, in equity interests in or loans secured by real estate and personal property owned in connection with such real estate (including acquisition related costs and costs which may be allocated to intangibles or are unallocated), all before reserves for depreciation, amortization, impairment charges or bad debts or other similar non-cash reserves.

•	Incentive Fee. The incentive fee which may be earned by RMR LLC for an annual period is calculated as follows:

◦	An amount, subject to a cap, based on the value of our common shares outstanding, equal to 12% of the product of:

•	our equity market capitalization on the last trading day of the year immediately prior to the relevant measurement period, and

•
the amount (expressed as a percentage) by which the total returns per share realized by our common shareholders (i.e., share price appreciation plus dividends) exceeds the total shareholder return of the SNL U.S. REIT Equity Index (in each case subject to certain adjustments) for the relevant measurement period.

◦
The measurement periods are generally three year periods ending with the year for which the incentive fee is being calculated, with shorter periods applicable in the case of the calculation of the incentive fee for 2015 (two years) and 2014 (one year).

◦
The benchmark return per share is adjusted if our total return per share exceeds 12% per year in any measurement period and, generally, no incentive management fee is payable by us unless our total return per share during the measurement period is positive.

◦
The incentive management fee is subject to a cap equal to the value of 1.5% of the number of our common shares then outstanding multiplied by the average closing price of our common shares during the 10 consecutive trading days having the highest average closing prices during the final 30 trading days of the relevant measurement period.

◦
If our financial statements are restated due to material non-compliance with any financial reporting requirements under the securities laws as a result of the bad faith, fraud, willful misconduct or gross negligence of RMR LLC, for one or more periods in respect of which RMR LLC received an incentive management fee, the incentive management fee payable with respect to periods for which there has been a restatement shall be recalculated by, and approved by a majority vote of, our Independent Trustees, and RMR LLC may be required to pay us an amount equal to the value in excess of that which RMR LLC would have received based upon the incentive management fee as recalculated, either in cash or our common shares.

•
Property Management and Construction Supervision Fees. The property management fees payable to RMR LLC by us for each applicable period are equal to 3% of gross collected rents and the construction supervision fees payable to RMR LLC by us for each applicable period are equal to 5% of construction costs.

Pursuant to our business management agreement with RMR LLC, we recognized net business management fees of $21,746, $19,994 and $10,095 for the years ended December 31, 2016, 2015 and 2014, respectively. The net business management fees we recognized are included in general and administrative expenses for these periods. The net business management fees we recognized for the years ended December 31, 2016 and 2015 reflect a reduction of $1,378 and $838, respectively, for the amortization of the liability we recorded in connection with the Up-C Transaction, as further described in Note 2 under “—Available for Sale Securities.”
In accordance with the then applicable terms of our business management agreement, we issued 34,206 of our common shares to RMR LLC for the period from January 1, 2015 to May 31, 2015, and 36,827 of our common shares to RMR LLC for the year ended December 31, 2014, in each case as payment for a part of the base business management fee we recognized. Beginning June 1, 2015, all management fees under our business management agreement are paid in cash. No incentive fee was payable to RMR LLC under our business management agreement for the years ended December 31, 2016, 2015 or 2014. In March 2014, we issued 32,865 of our common shares to RMR LLC for the incentive fee for the year ended December 31, 2013 pursuant to our business management agreement.
Pursuant to our property management agreement with RMR LLC, we recognized aggregate net property management and construction supervision fees of $12,681, $11,582 and $6,240 for the years ended December 31, 2016, 2015 and 2014, respectively. These amounts are included in other operating expenses or have been capitalized, as appropriate, in our consolidated financial statements.
Expense Reimbursement. We are generally responsible for all of our operating expenses, including certain expenses incurred by RMR LLC on our behalf. Our property level operating expenses are generally incorporated into rents charged to our tenants, including certain payroll and related costs incurred by RMR LLC. We reimbursed RMR LLC $7,533, $4,391 and $2,012 for property management related expenses for the years ended December 31, 2016, 2015 and 2014, respectively. These amounts are included in other operating expenses in our consolidated statements of comprehensive income for these periods. We are generally not responsible for payment of RMR LLC’s employment, office or administrative expenses incurred to provide management services to us, except for the employment and related expenses of RMR LLC's employees assigned to work exclusively or partly at our properties, our share of the wages, benefits and other related costs of centralized accounting personnel and our share of RMR LLC’s costs for providing our internal audit function. Our Audit Committee appoints our Director of Internal Audit and our Compensation Committee approves the costs of our internal audit function. The amounts recognized as expense for internal audit costs were $235, $252 and $286 for the years ended December 31, 2016, 2015 and 2014, respectively. These amounts are included in general and administrative expenses in our consolidated statements of comprehensive income for these periods.
Term. Our management agreements with RMR LLC have terms that end on December 31, 2036, and automatically extend on December 31st of each year for an additional year, so that the terms of our management agreements thereafter end on the 20th anniversary of the date of the extension.
Termination Rights. We have the right to terminate one or both of our management agreements with RMR LLC: (1) at any time on 60 days’ written notice for convenience, (2) immediately on written notice for cause, as defined therein, (3) on 60 days’ written notice given within 60 days after the end of an applicable calendar year for a performance reason, as defined therein, and (4) by written notice during the 12 months following a change of control of RMR LLC, as defined therein. RMR LLC has the right to terminate the management agreements for good reason, as defined therein.
Termination Fee. If we terminate one or both of our management agreements with RMR LLC for convenience, or if RMR LLC terminates one or both of our management agreements for good reason, we have agreed to pay RMR LLC a termination fee in an amount equal to the sum of the present values of the monthly future fees, as defined therein, for the terminated management agreement(s) for the term that was remaining prior to such termination, which, depending on the time of termination would be between 19 and 20 years. If we terminate one or both of our management agreements with RMR LLC for a performance reason, we have agreed to pay RMR LLC the termination fee calculated as described above, but assuming a 10 year term was remaining prior to the termination. We are not required to pay any termination fee if we terminate our management agreements with RMR LLC for cause or as a result of a change of control of RMR LLC.
Transition Services. RMR LLC has agreed to provide certain transition services to us for 120 days following an applicable termination by us or notice of termination by RMR LLC, including cooperating with us and using commercially reasonable efforts to facilitate the orderly transfer of the management and real estate investment services provided under our business management agreement and to facilitate the orderly transfer of the management of the managed properties, as applicable.
Vendors. Pursuant to our management agreements with RMR LLC, RMR LLC may from time to time negotiate on our behalf with certain third party vendors and suppliers for the procurement of goods and services to us. As part of this arrangement, we may enter into agreements with RMR LLC and other companies to which RMR LLC provides management services for the purpose of obtaining more favorable terms from such vendors and suppliers.
Note 13. Related Person Transactions
We have relationships and historical and continuing transactions with RMR LLC, RMR Inc. and others related to them. RMR LLC is a subsidiary of RMR Inc. One of our Managing Trustees, Adam Portnoy, is a managing director, president, chief executive officer and controlling shareholder (through ABP Trust) of RMR Inc. and an officer of RMR LLC. Our other Managing Trustee, Barry Portnoy, is a managing director, officer and controlling shareholder (through ABP Trust) of RMR Inc. and an officer of RMR LLC. ABP Trust is owned by Adam Portnoy and Barry Portnoy. Adam Portnoy and Barry Portnoy also own class A membership units of RMR LLC (through ABP Trust). Each of our executive officers is also an officer of RMR LLC. Our Independent Trustees also serve as independent directors or independent trustees of other companies to which RMR LLC or its affiliates provide management services. Barry Portnoy serves as a managing director or managing trustee of all of the public companies to which RMR LLC or its affiliates provide management services and Adam Portnoy serves as a managing trustee of a majority of those companies. In addition, officers of RMR LLC and RMR Inc. serve as our officers and officers of other companies to which RMR LLC or its affiliates provide management services. See Note 12 for further information regarding our relationship with RMR LLC.
Our Manager, RMR LLC. We have two agreements with RMR LLC to provide management services to us: (1) a business management agreement, which relates to our business generally, and (2) a property management agreement, which relates to our property level operations. See Note 12 for further information regarding our management agreements with RMR LLC.
Lease With RMR LLC. We lease office space to RMR LLC in one of our properties located in Seattle, WA. Pursuant to our lease agreement with RMR LLC, we recognized rental income from RMR LLC for leased office space of $33, $18 and $0 for the years ended December 31, 2016, 2015 and 2014, respectively. Our office space lease with RMR LLC is terminable by RMR LLC if our management agreements with RMR LLC are terminated.
Share Awards to RMR LLC Employees. We have historically granted share awards to certain RMR LLC employees under our equity compensation plan. During the years ended December 31, 2016, 2015 and 2014, we awarded annual share grants of 53,400, 52,600 and 51,500 of our common shares, respectively, to our officers and to other employees of RMR LLC valued at $1,397, $973 and $1,320, respectively, based upon the closing price of our common shares on the applicable stock exchange on which our common shares were listed on the dates of grant. One fifth of these awards vested on the applicable grant dates and one fifth vests on each of the next four anniversaries of the grant dates. These awards to RMR LLC employees are in addition to the share awards granted to Adam Portnoy and Barry Portnoy as Managing Trustees and the fees we paid to RMR LLC. During 2016 and 2015, we purchased some or our common shares from certain of our officers and other employees of RMR LLC in satisfaction of tax withholding and payment obligations in connection with the vesting of awards of our common shares. See Note 9 for further information regarding these purchases.
Acquisition of Interest in RMR LLC. On June 5, 2015, we, GOV and two other REITs to which RMR LLC provides management services - Hospitality Properties Trust and SNH, or GOV, HPT and SNH collectively, the Other REITs - participated in a transaction, or the Up-C Transaction, by which we and the Other REITs each acquired shares of class A common stock of RMR Inc. The Up-C Transaction was completed pursuant to a transaction agreement by and among us, RMR LLC, its then sole member, ABP Trust, and RMR Inc. and similar transaction agreements that each Other REIT entered into with RMR LLC, ABP Trust, and RMR Inc. As part of the Up-C Transaction and concurrently with entering into the transaction agreements, on June 5, 2015, among other things:

•	We contributed 880,000 of our common shares and $15,880 in cash to RMR Inc. and RMR Inc. issued 3,166,891 shares of its class A common stock to us.

•	We agreed to distribute approximately half of the shares of class A common stock of RMR Inc. issued to us in the Up-C Transaction to our shareholders as a special distribution.

•
We entered into amended and restated business and property management agreements with RMR LLC which, among other things, amended the term, termination and termination fee provisions of those agreements. See Note 12 for further information regarding our management agreements with RMR LLC.

•
We entered into a registration rights agreement with RMR Inc. covering the shares of class A common stock of RMR Inc. issued to us in the Up-C Transaction, pursuant to which we received demand and piggyback registration rights, subject to certain limitations.

•
We entered into a lock up and registration rights agreement with ABP Trust, Adam Portnoy and Barry Portnoy pursuant to which they agreed not to transfer the 880,000 of our common shares ABP Trust received in the Up-C Transaction for a 10 year period ending on June 5, 2025 and we granted them certain registration rights, subject, in each case, to certain exceptions.

Each Other REIT participated in the Up-C Transaction in a similar manner. After giving effect to the Up-C Transaction, RMR LLC became a subsidiary of RMR Inc. and RMR Inc. became the managing member of RMR LLC.
Pursuant to the transaction agreements for the Up-C Transaction, on December 14, 2015, we distributed 1,580,055 shares of class A common stock of RMR Inc. to our shareholders as a special distribution, which represented approximately half of the shares of class A common stock of RMR Inc. issued to us in the Up-C Transaction; each Other REIT also distributed approximately half of the shares of class A common stock of RMR Inc. issued to it in the Up-C Transaction to its respective shareholders. RMR Inc. facilitated these distributions by filing a registration statement with the SEC to register the shares of class A common stock of RMR Inc. being distributed and by listing those shares on the Nasdaq. In connection with this distribution, we recognized a non-cash loss of $23,717 in the fourth quarter of 2015 as a result of the closing price of the class A common stock of RMR Inc. being lower than our carrying amount per share on the distribution date. See Notes 2 and 7 for information regarding the fair value of our investment in RMR Inc. as of December 31, 2016.
Through their ownership of class A common stock of RMR Inc., class B-1 common stock of RMR Inc., class B-2 common stock of RMR Inc. and class A membership units of RMR LLC, as of December 31, 2016, Adam Portnoy and Barry Portnoy in aggregate hold, directly and indirectly, a 51.9% economic interest in RMR LLC and control 91.5% of the voting power of outstanding capital stock of RMR Inc. We currently hold 1,586,836 shares of class A common stock of RMR Inc.
EQC. We were formerly a 100% owned subsidiary of EQC. Until July 9, 2014, EQC was our largest shareholder and owned 22,000,000 of our common shares, or approximately 36.7% of our then outstanding common shares. One of our Managing Trustees, Adam Portnoy, was the president of EQC until May 23, 2014 and a managing trustee of EQC until March 25, 2014. Our other Managing Trustee, Barry Portnoy, was a managing trustee of EQC until March 25, 2014. In addition, John Popeo, our Chief Financial Officer and Treasurer, also served as the treasurer and chief financial officer of EQC until May 23, 2014, and one of our Independent Trustees, William Lamkin, was an independent trustee of EQC until March 25, 2014. RMR LLC generally provided business and property management services to EQC until September 30, 2014, when the applicable management agreements were terminated, except that RMR LLC provided management services to EQC in respect of EQC’s Australian assets and certain transition services to EQC until October 31, 2015.
In March 2013, we entered into a registration agreement with EQC, pursuant to which we agreed to register for resale by EQC up to 22,000,000 of our common shares then owned by EQC. Under the registration agreement, EQC agreed to pay all expenses incurred by us relating to the registration and sale of the shares to us. As of March 31, 2014, we paid $636 of expenses related to this agreement, which amount was reimbursed to us by EQC. On March 31, 2014, we notified EQC that, effective that same day, as a result of the change of control of EQC and pursuant to the registration agreement, we had elected to terminate that agreement.
On July 9, 2014, EQC sold 21,500,000 of our common shares that it owned to GOV and sold 500,000 of our common shares that it owned to RMR LLC, which was then wholly owned by our Managing Trustees, Adam Portnoy and Barry Portnoy.

We were not a contracting party to this transaction. We understand that, following these sales, EQC no longer owned any of our common shares, and we do not consider EQC to be a related party. We understand that, prior to the Up-C Transaction, RMR LLC transferred all of our common shares it then held to ABP Trust.
GOV. GOV is our largest shareholder, owning approximately 27.9% of our outstanding common shares as of December 31, 2016 and February 14, 2017. As noted above, on July 9, 2014, GOV acquired 21,500,000 of our common shares from EQC. RMR LLC provides management services to both us and GOV. Our Managing Trustees, Adam Portnoy and Barry Portnoy, are also managing trustees of GOV. One of our Independent Trustees also serves as an independent trustee of GOV and our President and Chief Operating Officer also serves as the president and chief operating officer of GOV.
On February 28, 2015, GOV entered into a share purchase agreement with Lakewood Capital Partners, LP, or Lakewood, and certain other related persons, or the Lakewood Parties, and, for the purpose of specified sections, us, pursuant to which, on March 4, 2015, GOV acquired from Lakewood 3,418,421 of our common shares, representing approximately 3.9% of our then outstanding common shares, for $95,203.
On February 28, 2015, our Managing Trustees, Adam Portnoy and Barry Portnoy, entered into similar separate share purchase agreements with the Lakewood Parties pursuant to which, on March 4, 2015, Adam Portnoy and Barry Portnoy acquired 87,606 and 107,606 of our common shares, respectively, from Lakewood and, on March 5, 2015, Adam Portnoy and Barry Portnoy each acquired 2,429 of our common shares from William H. Lenehan, one of the Lakewood Parties.
SNH. On January 29, 2015, concurrently with the closing of the CCIT Merger, we sold the CCIT MOBs to SNH. See Note 3 for further information regarding this sale.
RMR LLC provides management services to both us and SNH. Our Managing Trustees, Adam Portnoy and Barry Portnoy, are also managing trustees of SNH. One of our Independent Trustees also serves as an independent trustee of SNH.
AIC. We, ABP Trust, GOV and four other companies to which RMR LLC provides management services currently own AIC, an Indiana insurance company, in equal amounts and are parties to an amended and restated shareholders agreement regarding AIC.
All of our Trustees and all of the trustees and directors of the other AIC shareholders currently serve on the board of directors of AIC. RMR LLC provides management and administrative services to AIC pursuant to a management and administrative services agreement with AIC. Pursuant to this agreement, AIC pays RMR LLC a service fee equal to 3% of the total annual earned premiums payable under then active policies issued or underwritten by AIC or by a vendor or an agent of AIC on its behalf or in furtherance of AIC’s business.
We and the other AIC shareholders participate in a combined property insurance program arranged and reinsured in part by AIC. We paid aggregate annual premiums, including taxes and fees, of $2,162, $2,325 and $434 in connection with this insurance program for the policy years ending June 30, 2017, 2016 and 2015, respectively, which amount for the current policy year ending June 30, 2017 may be adjusted from time to time as we acquire and dispose of properties that are included in this insurance program.
As of December 31, 2016, 2015 and 2014, our investment in AIC had a carrying value of $7,116, $6,827 and $6,827, respectively. These amounts are included in other assets in our consolidated balance sheets. We recognized income of $137, $20 and $87 related to our investment in AIC for the years ended December 31, 2016, 2015 and 2014, respectively. Our other comprehensive income includes our proportionate part of unrealized gains (losses) on securities which are owned by AIC of $152, ($20) and $2 related to our investment in AIC for the years ended December 31, 2016, 2015 and 2014, respectively.
Directors’ and Officers’ Liability Insurance. We, RMR Inc., RMR LLC and certain companies to which RMR LLC provides management services, including GOV, participate in a combined directors’ and officers’ liability insurance policy. The combined policy expires in September 2018. We paid aggregate premiums of $111, $332 and $522 in 2016, 2015 and 2014, respectively, for these policies.
Note 14. Selected Quarterly Financial Data (Unaudited)
The following is a summary of our unaudited quarterly results of operations for 2016 and 2015:

	2016
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Total revenues	$117,232	$114,904	$115,036	$114,835
Net income	$32,812	$30,752	$28,568	$24,222
Net income attributed to SIR	$32,779	$30,752	$28,568	$24,222
Net income attributed to SIR per common share - basic and diluted	$0.37	$0.34	$0.32	$0.27
Common distributions declared	$0.50	$0.50	$0.51	$0.51

	2015
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Total revenues	$94,415	$107,214	$111,942	$114,794
Net income (1)	$4,018	$29,188	$30,801	$10,917
Net income attributed to SIR (1)	$3,977	$29,140	$30,755	$10,876
Net income attributed to SIR per common share - basic and diluted (1)	$0.05	$0.33	$0.34	$0.12
Common distributions declared (2)	$0.63	$0.34	$0.50	$0.71

(1)	The fourth quarter of 2015 includes a non-cash loss of $23,717 related to the distribution of the RMR Inc. shares as discussed in Notes 9 and 13.

(2)	The fourth quarter of 2015 includes a non-cash distribution of $0.21 per share related to the distribution of the RMR Inc. shares as discussed in Notes 9 and 13.

SELECT INCOME REIT
SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
December 31, 2016
(dollars in thousands)

	Balance at	Charged to		Balance
	Beginning	Costs and		at End
Description	of Period	Expenses	Deductions	of Period
Year ended December 31, 2014:
Allowance for doubtful accounts	$936	$844	$(116)	$1,664
Year ended December 31, 2015:
Allowance for doubtful accounts	$1,664	$(463)	$(737)	$464
Year ended December 31, 2016:
Allowance for doubtful accounts	$464	496	(87)	$873

SELECT INCOME REIT
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
December 31, 2016
(dollars in thousands)

						Initial Cost to		Costs		Gross Amount Carried at
						Company		Capitalized		Close of Period(4)					Original
							Buildings and	Subsequent to			Buildings and		Accumulated	Date	Construction
Property		Location	State	Property Type	Encumbrances(1)	Land	Equipment	Acquisition	Impairment	Land	Equipment	Total(2)	Depreciation(3)	Acquired	Date
1	Inverness Center	Birmingham	AL	Mainland Office	$—	$6,209	$32,096	$326	$—	$6,209	$32,422	$38,631	$4,921	12/9/2010; 4/17/2015	1984;1985
2	Cinram Distribution Center	Huntsville	AL	Mainland Industrial	—	5,628	67,373	—	—	5,628	67,373	73,001	7,299	8/31/2012	1979
3	445 Jan Davis Drive	Huntsville	AL	Mainland Office	—	1,652	8,634	—		1,652	8,634	10,286	97	7/22/2016	2007
4	4501 Industrial Drive	Fort Smith	AR	Mainland Industrial	—	900	3,485	—	—	900	3,485	4,385	167	1/29/2015	2013
5	16001 North 28th Avenue	Phoenix	AZ	Mainland Office	—	2,490	10,799	403	—	2,490	11,202	13,692	459	4/16/2015	1998
6	2149 West Dunlap Avenue	Phoenix	AZ	Mainland Office	—	5,600	14,433	77	—	5,600	14,510	20,110	692	1/29/2015	1983
7	Regents Center	Tempe	AZ	Mainland Office	—	1,125	10,122	1,966	—	1,125	12,088	13,213	4,687	6/30/1999	1988
8	Campbell Place	Carlsbad	CA	Mainland Office	17,689	3,381	17,918	15	—	3,381	17,933	21,314	1,906	9/21/2012	2007
9	Folsom Corporate Center	Folsom	CA	Mainland Office	—	3,450	25,504	—	—	3,450	25,504	28,954	3,826	12/17/2010	2008
10	Bayside Technology Park	Fremont	CA	Mainland Office	—	5,200	4,860	521	—	5,200	5,381	10,581	988	3/19/2009	1990
11	100 Redwood Shores Parkway	Redwood City	CA	Mainland Office	—	12,300	23,231	—	—	12,300	23,231	35,531	1,113	1/29/2015	1993
12	3875 Atherton Road	Rocklin	CA	Mainland Office	—	200	3,980	—	—	200	3,980	4,180	191	1/29/2015	1991
13	2090 Fortune Drive	San Jose	CA	Mainland Office	—	5,700	1,998	—	—	5,700	1,998	7,698	96	1/29/2015	1996
14	2115 O’Nel Drive	San Jose	CA	Mainland Office	—	8,000	25,098	—	—	8,000	25,098	33,098	1,203	1/29/2015	1984
15	6448-6450 Via Del Oro	San Jose	CA	Mainland Office	—	2,700	11,549	488	—	2,700	12,037	14,737	555	1/29/2015	1983
16	North First Street	San Jose	CA	Mainland Office	—	6,160	7,961	373	—	6,160	8,334	14,494	600	12/23/2013	1984
17	Rio Robles Drive	San Jose	CA	Mainland Office	—	16,608	28,316	—	—	16,608	28,316	44,924	2,124	12/23/2013	1984
18	2450 & 2500 Walsh Avenue	Santa Clara	CA	Mainland Office	—	8,200	36,597	—	—	8,200	36,597	44,797	1,754	1/29/2015	1982
19	3250 and 3260 Jay Street	Santa Clara	CA	Mainland Office	—	11,900	52,059	—	—	11,900	52,059	63,959	2,494	1/29/2015	1982
20	350 West Java Drive	Sunnyvale	CA	Mainland Office	—	11,552	12,461	—	—	11,552	12,461	24,013	1,298	11/15/2012	1984
21	7958 South Chester Street	Centennial	CO	Mainland Office	—	7,400	23,278	335	—	7,400	23,613	31,013	1,119	1/29/2015	2000
22	350 Spectrum Loop	Colorado Springs	CO	Mainland Office	—	3,100	20,165	—	—	3,100	20,165	23,265	966	1/29/2015	2000
23	955 Aeroplaza Drive	Colorado Springs	CO	Mainland Industrial	—	800	7,412	—	—	800	7,412	8,212	355	1/29/2015	2012
24	13400 East 39th Avenue and 3800 Wheeling Street	Denver	CO	Mainland Industrial	—	3,100	12,955	46	—	3,100	13,001	16,101	629	1/29/2015	1973
25	333 Inverness Drive South	Englewood	CO	Mainland Office	—	3,230	11,801	415	—	3,230	12,216	15,446	1,384	6/15/2012	1998
26	150 Greenhorn Drive	Pueblo	CO	Mainland Industrial	—	200	4,177	—	—	200	4,177	4,377	200	1/29/2015	2013

SELECT INCOME REIT
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION (CONTINUED)
December 31, 2016
(dollars in thousands)

						Initial Cost to		Costs		Gross Amount Carried at
						Company		Capitalized		Close of Period(4)					Original
							Buildings and	Subsequent to			Buildings and		Accumulated	Date	Construction
Property		Location	State	Property Type	Encumbrances(1)	Land	Equipment	Acquisition	Impairment	Land	Equipment	Total(2)	Depreciation(3)	Acquired	Date
27	2 Tower Drive	Wallingford	CT	Mainland Industrial	$—	$1,471	$2,165	$8	$—	$1,471	$2,173	$3,644	$560	10/24/2006	1978
28	1 Targeting Center	Windsor	CT	Mainland Office	—	1,850	7,226	—	—	1,850	7,226	9,076	798	7/20/2012	1980
29	235 Great Pond Road	Windsor	CT	Mainland Industrial	—	2,400	9,469	—	—	2,400	9,469	11,869	1,046	7/20/2012	2004
30	10350 NW 112th Avenue	Miami	FL	Mainland Office	—	3,500	19,954	15	—	3,500	19,969	23,469	956	1/29/2015	2002
31	2100 NW 82nd Ave	Miami	FL	Mainland Industrial	—	144	1,297	456	—	144	1,753	1,897	660	3/19/1998	1987
32	One Primerica Parkway	Duluth	GA	Mainland Office	—	6,900	50,433	—	—	6,900	50,433	57,333	2,417	1/29/2015	2013
33	King Street Ground Lease	Honolulu	HI	Hawaii Land and Easement	—	1,342	—	—	—	1,342	—	1,342	—	12/5/2003	—
34	Mapunapuna Ground Leases	Honolulu	HI	Hawaii Land and Easement	—	333,883	9,404	1,191	—	334,527	9,951	344,478	3,187	12/5/2003;11/21/2012	—
35	Safeway Shopping Center	Honolulu	HI	Hawaii Land and Easement	—	11,437	—	167	—	11,437	167	11,604	85	12/5/2003	—
36	Salt Lake Shopping Center	Honolulu	HI	Hawaii Land and Easement	—	9,660	—	—	—	9,660	—	9,660	—	12/5/2003	—
37	Sand Island Buildings	Honolulu	HI	Hawaii Building	—	15,709	11,307	12,117	—	15,709	23,424	39,133	6,130	12/5/2003;11/23/2004	1953;1959;1966;1970;1972;2004
38	Sand Island Ground Leases	Honolulu	HI	Hawaii Land and Easement	—	92,169	—	266	—	92,169	266	92,435	57	12/5/2003	—
39	Waiwai Ground Leases	Honolulu	HI	Hawaii Land and Easement	—	2,112	455	—	—	2,112	455	2,567	148	12/5/2003	—
40	Campbell Buildings	Kapolei	HI	Hawaii Building	—	4,074	7,736	12,357	—	4,074	20,093	24,167	4,953	6/15/2005	1964;1980;1981;1990;1991
41	Campbell Easements	Kapolei	HI	Hawaii Land and Easement	—	10,496	—	—	—	10,496	—	10,496	—	6/15/2005	—
42	Campbell Ground Leases	Kapolei	HI	Hawaii Land and Easement	—	101,905	—	1,448	—	101,905	1,448	103,353	270	6/15/2005	—
43	Waipahu Ground Lease	Waipahu	HI	Hawaii Land and Easement	—	717	—	—	—	717	—	717	—	12/5/2003	—
44	5500 SE Delaware Avenue	Ankeny	IA	Mainland Industrial	12,584	2,200	16,994	—	—	2,200	16,994	19,194	814	1/29/2015	2012
45	951 Trails Road	Eldridge	IA	Mainland Industrial	—	470	7,480	745	—	470	8,225	8,695	1,878	4/2/2007	1994
46	8305 NW 62nd Avenue	Johnston	IA	Mainland Office	—	2,500	31,508	—	—	2,500	31,508	34,008	1,510	1/29/2015	2011
47	2300 N 33rd Ave	Newton	IA	Mainland Industrial	—	500	13,236	87	—	500	13,323	13,823	2,760	9/29/2008	2008
48	7121 South Fifth Avenue	Pocatello	ID	Mainland Industrial	—	400	4,201	145	—	400	4,346	4,746	202	1/29/2015	2007
49	400 South Jefferson Street	Chicago	IL	Mainland Office	50,170	17,200	73,279	—	—	17,200	73,279	90,479	3,511	1/29/2015	1947
50	1230 West 171st Street	Harvey	IL	Mainland Industrial	2,034	800	1,673	—	—	800	1,673	2,473	80	1/29/2015	2004
51	475 Bond Street	Lincolnshire	IL	Mainland Industrial	—	4,900	16,058	—	—	4,900	16,058	20,958	769	1/29/2015	2000
52	1415 West Diehl Road	Naperville	IL	Mainland Office	—	13,757	174,718	—	—	13,757	174,718	188,475	12,012	4/1/2014	2001

SELECT INCOME REIT
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION (CONTINUED)
December 31, 2016
(dollars in thousands)

						Initial Cost to		Costs		Gross Amount Carried at
						Company		Capitalized		Close of Period(4)					Original
							Buildings and	Subsequent to			Buildings and		Accumulated	Date	Construction
Property		Location	State	Property Type	Encumbrances(1)	Land	Equipment	Acquisition	Impairment	Land	Equipment	Total(2)	Depreciation(3)	Acquired	Date
53	5156 American Road	Rockford	IL	Mainland Industrial	$—	$400	$1,529	$—	$—	$400	$1,529	$1,929	$73	1/29/2015	1996
54	440 North Fairway Drive	Vernon Hills	IL	Mainland Office	—	4,095	9,882	—	—	4,095	9,882	13,977	803	10/15/2013	1992
55	Capitol Tower	Topeka	KS	Mainland Office	—	1,300	15,918	398	—	1,300	16,316	17,616	1,791	7/30/2012	1983
56	The Atrium at Circleport II	Erlanger	KY	Mainland Office	—	2,020	9,545	1,467	—	2,020	11,012	13,032	3,729	6/30/2003	1999
57	17200 Manchac Park Lane	Baton Rouge	LA	Mainland Industrial	—	1,700	8,860	—	—	1,700	8,860	10,560	425	1/29/2015	2014
58	209 South Bud Street	Lafayette	LA	Mainland Industrial	—	700	4,549	7	—	700	4,556	5,256	218	1/29/2015	2010
59	300 and 330 Billerica Road	Chelmsford	MA	Mainland Office	—	3,419	14,049	1,167	—	3,419	15,216	18,635	1,845	1/18/2011;9/27/2012	1984
60	111 Powdermill Road	Maynard	MA	Mainland Office	—	3,603	26,180	128	(5,484)	2,942	21,485	24,427	6,427	3/30/2007	1990
61	314 Littleton Road	Westford	MA	Mainland Office	—	3,500	30,444	—	—	3,500	30,444	33,944	1,459	1/29/2015	2007
62	7001 Columbia Gateway Drive	Columbia	MD	Mainland Office	—	3,700	24,592	—	—	3,700	24,592	28,292	2,459	12/21/2012	2008
63	4000 Principio Parkway	North East	MD	Mainland Industrial	—	4,200	71,518	86	—	4,200	71,604	75,804	3,427	1/29/2015	2012
64	3550 Green Court	Ann Arbor	MI	Mainland Office	—	2,877	9,081	1,060	—	2,877	10,141	13,018	1,071	12/21/2012	1998
65	3800 Midlink Drive	Kalamazoo	MI	Mainland Industrial	—	2,630	40,599	—	—	2,630	40,599	43,229	1,945	1/29/2015	2014
66	2401 Cram Avenue SE	Bemidji	MN	Mainland Industrial	—	100	2,137	—	—	100	2,137	2,237	102	1/29/2015	2013
67	110 Stanbury Industrial Drive	Brookfield	MO	Mainland Industrial	—	200	1,859	—	—	200	1,859	2,059	89	1/29/2015	2012
68	2555 Grand Boulevard	Kansas City	MO	Mainland Office	—	4,263	73,891	670	—	4,263	74,561	78,824	2,617	7/31/2015	2003
69	628 Patton Avenue	Asheville	NC	Mainland Industrial	—	500	1,514	—	—	500	1,514	2,014	73	1/29/2015	1994
70	2300 and 2400 Yorkmont Road	Charlotte	NC	Mainland Office	—	1,200	42,073	3,832	—	1,200	45,905	47,105	2,017	1/29/2015	1995
71	3900 NE 6th Street	Minot	ND	Mainland Industrial	—	700	3,223	—	—	700	3,223	3,923	154	1/29/2015	2013
72	1415 West Commerce Way	Lincoln	NE	Mainland Industrial	—	2,200	8,518	—	—	2,200	8,518	10,718	408	1/29/2015	1971
73	18010 and 18020 Burt Street	Omaha	NE	Mainland Office	—	2,600	47,226	16	—	2,600	47,242	49,842	2,263	1/29/2015	2012
74	309 Dulty's Lane	Burlington	NJ	Mainland Industrial	—	1,600	51,400	—	—	1,600	51,400	53,000	2,463	1/29/2015	2001
75	500 Charles Ewing Boulevard	Ewing	NJ	Mainland Office	—	5,300	69,074	—	—	5,300	69,074	74,374	3,310	1/29/2015	2012
76	725 Darlington Avenue	Mahwah	NJ	Mainland Industrial	—	8,492	9,451	102	—	8,492	9,553	18,045	655	4/9/2014	1998
77	One Jefferson Road	Parsippany	NJ	Mainland Office	—	4,188	14,919	—	—	4,188	14,919	19,107	435	11/13/2015	2009
78	299 Jefferson Road	Parsippany	NJ	Mainland Office	—	4,900	25,987	83	—	4,900	26,070	30,970	1,249	1/29/2015	2011

SELECT INCOME REIT
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION (CONTINUED)
December 31, 2016
(dollars in thousands)

						Initial Cost to		Costs		Gross Amount Carried at
						Company		Capitalized		Close of Period(4)					Original
							Buildings and	Subsequent to			Buildings and		Accumulated	Date	Construction
Property		Location	State	Property Type	Encumbrances(1)	Land	Equipment	Acquisition	Impairment	Land	Equipment	Total(2)	Depreciation(3)	Acquired	Date
79	2375 East Newlands Road	Fernley	NV	Mainland Industrial	$—	$1,100	$17,314	$286	$—	$1,100	$17,600	$18,700	$837	1/29/2015	2007
80	55 Commerce Avenue	Albany	NY	Mainland Industrial	—	1,000	10,105	179	—	1,000	10,284	11,284	489	1/29/2015	2013
81	8687 Carling Road	Liverpool	NY	Mainland Office	—	375	3,265	1,924	—	375	5,189	5,564	1,373	1/6/2006	1997
82	1212 Pittsford - Victor Road	Pittsford	NY	Mainland Office	—	528	3,755	1,248	—	528	5,003	5,531	1,178	11/30/2004	1965
83	500 Canal View Boulevard	Rochester	NY	Mainland Office	—	1,462	12,482	1,460	—	1,462	13,942	15,404	4,489	1/6/2006	1996
84	32150 Just Imagine Drive	Avon	OH	Mainland Industrial	—	2,200	23,280	—	—	2,200	23,280	25,480	4,414	5/29/2009	1996
85	1415 Industrial Drive	Chillicothe	OH	Mainland Industrial	—	1,200	3,265	—	—	1,200	3,265	4,465	156	1/29/2015	2012
86	2231 Schrock Road	Columbus	OH	Mainland Office	2,418	700	4,472	279	—	700	4,751	5,451	215	1/29/2015	1999
87	5300 Centerpoint Parkway	Groveport	OH	Mainland Industrial	—	2,700	29,863	—	—	2,700	29,863	32,563	1,431	1/29/2015	2014
88	200 Orange Point Drive	Lewis Center	OH	Mainland Industrial	—	1,300	8,613	—	—	1,300	8,613	9,913	413	1/29/2015	2013
89	301 Commerce Drive	South Point	OH	Mainland Industrial	—	600	4,530	—	—	600	4,530	5,130	217	1/29/2015	2013
90	2820 State Highway 31	McAlester	OK	Mainland Industrial	—	300	2,237	90	—	300	2,327	2,627	107	1/29/2015	2012
91	501 Ridge Avenue	Hanover	PA	Mainland Industrial	—	4,800	22,200	30	—	4,800	22,230	27,030	4,607	9/24/2008	1948
92	8800 Tinicum Boulevard	Philadelphia	PA	Mainland Office	41,000	3,900	67,116	—	—	3,900	67,116	71,016	3,216	1/29/2015	2000
93	9680 Old Bailes Road	Fort Mill	SC	Mainland Office	—	800	8,057	—	—	800	8,057	8,857	386	1/29/2015	2007
94	996 Paragon Way	Rock Hill	SC	Mainland Industrial	—	2,600	35,920	—	—	2,600	35,920	38,520	1,721	1/29/2015	2014
95	510 John Dodd Road	Spartanburg	SC	Mainland Industrial	—	3,300	57,998	—	—	3,300	57,998	61,298	2,779	1/29/2015	2012
96	4836 Hickory Hill Road	Memphis	TN	Mainland Industrial	—	1,402	10,769	139	—	1,402	10,908	12,310	545	12/23/2014	1984
97	2020 Joe B. Jackson Parkway	Murfreesboro	TN	Mainland Industrial	—	7,500	55,259	—	—	7,500	55,259	62,759	2,648	1/29/2015	2012
98	16001 North Dallas Parkway	Addison	TX	Mainland Office	—	10,107	95,124	493	—	10,107	95,617	105,724	9,353	1/16/2013	1987
99	2115-2116 East Randol Mill Road	Arlington	TX	Mainland Office	—	2,100	9,769	1,373	—	2,100	11,142	13,242	732	1/29/2015	1989
100	Research Park	Austin	TX	Mainland Industrial	—	1,441	13,007	1,015	—	1,441	14,022	15,463	5,996	6/16/1999	1999
101	1001 Noble Energy Way	Houston	TX	Mainland Office	—	3,500	118,128	258	—	3,500	118,386	121,886	5,663	1/29/2015	1998
102	10451 Clay Road	Houston	TX	Mainland Office	—	5,200	21,812	—	—	5,200	21,812	27,012	1,045	1/29/2015	2013
103	6380 Rogerdale Road	Houston	TX	Mainland Office	—	13,600	33,228	52	—	13,600	33,280	46,880	1,592	1/29/2015	2006
104	4421 W. John Carp. Freeway	Irving	TX	Mainland Office	—	542	4,879	553	—	542	5,432	5,974	2,707	3/19/1998	1995

SELECT INCOME REIT
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION (CONTINUED)
December 31, 2016
(dollars in thousands)

						Initial Cost to		Costs		Gross Amount Carried at
						Company		Capitalized		Close of Period(4)					Original
							Buildings and	Subsequent to			Buildings and		Accumulated	Date	Construction
Property		Location	State	Property Type	Encumbrances(1)	Land	Equipment	Acquisition	Impairment	Land	Equipment	Total(2)	Depreciation(3)	Acquired	Date
105	8675,8701-8711 Freeport Pkwy and 8901 Esters Boulevard	Irving	TX	Mainland Office	—	$12,300	$69,310	$—	$—	$12,300	$69,310	$81,610	$3,321	1/29/2015	1990
106	1511 East Common Street	New Braunfels	TX	Mainland Office	—	2,700	11,712	—	—	2,700	11,712	14,412	561	1/29/2015	2005
107	2900 West Plano Parkway	Plano	TX	Mainland Office	—	5,200	22,291	—	—	5,200	22,291	27,491	1,068	1/29/2015	1998
108	3400 West Plano Parkway	Plano	TX	Mainland Office	—	3,000	31,392	—	—	3,000	31,392	34,392	1,504	1/29/2015	1994
109	19100 Ridgewood Parkway	San Antonio	TX	Mainland Office	—	4,600	187,539	399	—	4,600	187,938	192,538	9,005	1/29/2015	2008
110	3600 Wiseman Boulevard	San Antonio	TX	Mainland Office	—	3,197	12,175	51	—	3,197	12,226	15,423	1,146	3/19/2013	2004
111	1800 Novell Place	Provo	UT	Mainland Office	—	6,700	78,940	—	—	6,700	78,940	85,640	9,045	6/1/2012	2000
112	4885-4931 North 300 West	Provo	UT	Mainland Office	—	3,400	25,938	—	—	3,400	25,938	29,338	2,486	2/28/2013	2009
113	1095 South 4800 West	Salt Lake City	UT	Mainland Industrial	—	1,500	6,913	—	—	1,500	6,913	8,413	331	1/29/2015	2012
114	1901 Meadowville Technology Parkway	Chester	VA	Mainland Industrial	49,651	4,000	67,511	—	—	4,000	67,511	71,511	3,235	1/29/2015	2012
115	501 South 5th Street	Richmond	VA	Mainland Office	—	13,849	109,823	—	—	13,849	109,823	123,672	9,609	7/2/2013	2009
116	Parham Place	Richmond	VA	Mainland Office	—	2,401	7,289	174	—	2,401	7,463	9,864	259	7/20/2015	2012
117	9201 Forest Hill Avenue	Richmond	VA	Mainland Office	—	1,270	4,824	—	—	1,270	4,824	6,094	30	10/12/2016	1985
118	1751 Blue Hills Drive	Roanoke	VA	Mainland Industrial	—	4,300	19,236	224	—	4,300	19,460	23,760	964	1/29/2015	2003
119	Orbital Sciences Campus	Sterling	VA	Mainland Office	—	9,875	62,238	52	—	9,875	62,290	72,165	6,355	11/29/2012	2000;2001
120	181 Battaile Drive	Winchester	VA	Mainland Industrial	—	1,487	12,854	—	—	1,487	12,854	14,341	3,443	4/20/2006	1987
121	351, 401, 501 Elliott Ave West	Seattle	WA	Mainland Office	70,097	34,999	94,407	227	—	34,999	94,634	129,633	4,524	1/29/2015	2000
				Totals	$245,643	$1,038,703	$3,055,712	$53,489	$(5,484)	$1,038,686	$3,103,734	$4,142,420	$242,628

(1)	Represents mortgage debt and includes the unamortized balance of the fair value adjustments and debt issuance costs totaling $670.

(2)	Excludes value of real estate intangibles.

(3)	Depreciation on buildings and improvements is provided for periods ranging up to 40 years and on equipment up to 12 years.

(4)	The total aggregate cost for U.S. federal income tax purposes is approximately $4,464,988.

SELECT INCOME REIT
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION (CONTINUED)
December 31, 2016
(dollars in thousands)
Analysis of the carrying amount of real estate properties and accumulated depreciation:

	Real Estate	Accumulated
	Properties	Depreciation
Balance at December 31, 2013	$1,646,457	$(67,223)
Additions	220,398	(27,122)
Disposals	(12)	12
Balance at December 31, 2014	1,866,843	(94,333)
Additions	2,254,827	(72,448)
Disposals	(2,002)	2,002
Balance at December 31, 2015	4,119,668	(164,779)
Additions	28,538	(78,151)
Asset impairment	(5,484)	—
Disposals	(302)	302
Balance at December 31, 2016	$4,142,420	$(242,628)